Exhibit 10.2

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and between

GLOBAL POWER EQUIPMENT GROUP INC.,

BRADEN HOLDINGS, LLC,

GPEG C.V.,

Innova Global Europe B.V.,

INNOVA GLOBAL INC.,

INNOVA GLOBAL OPERATING LTD.

and

1938247 ALBERTA LTD.

Dated as of

OCTOBER 11, 2017

TABLE OF CONTENTS

Article I DEFINITIONS		2

Article II PURCHASE AND SALE OF SECURITIES		13

2.1	Basic Transaction	13
2.2	Purchase Price; Payment at Closing	13
2.3	Pre-Closing Adjustment to the Purchase Price	13
2.4	Post-Closing Adjustment to the Purchase Price.	14
2.5	Closing	15
2.6	Deliveries at Closing	16
2.7	Accounting Procedures	16
2.8	Allocation of Purchase Price	17

Article III REPRESENTATIONS AND WARRANTIES OF SELLERS		18

3.1	Organization	18
3.2	Authorization of Transaction	18
3.3	Noncontravention	18
3.4	Brokers’ Fees	18
3.5	Ownership of Securities	18
3.6	Litigation	19

Article IV REPRESENTATIONS AND WARRANTIES OF BUYERS		19

4.1	Organization	19
4.2	Authorization of Transaction	19
4.3	Noncontravention	19
4.4	Brokers’ Fees	19
4.5	Investment	19
4.6	Financial Ability to Perform	20
4.7	Investigation	20
4.8	Litigation	20

Article V REPRESENTATIONS AND WARRANTIES ABOUT THE ACQUIRED COMPANIES		20

5.1	Organization, Qualification, Corporate Power and Authorization	20
5.2	Capitalization	20
5.3	Noncontravention	21
5.4	Brokers’ Fees	21
5.5	Real Property	21
5.6	Subsidiaries	21
5.7	Financial Statements	21
5.8	Absence of Certain Changes and Events	22
5.9	Legal Compliance	23
5.10	Permits	24
5.11	Undisclosed Liabilities	24
5.12	Environmental Matters	24
5.13	Taxes	25
5.14	Intellectual Property	26
5.15	Contracts	27
5.16	Insurance	28
5.17	Litigation	28
5.18	Labor Matters	29
5.19	Employee Benefits	29

-i-

5.20	Customers and Suppliers.	30
5.21	Personal Property, Machinery, and Equipment	31
5.22	Accounts Receivable; Accounts Payable; Inventory	31
5.23	Warranties	31
5.24	Affiliate Transactions	31
5.25	Books and Records	31
5.26	GPTS; GPEG Hong Kong	31
5.27	Disclosure	32

Article VI COVENANTS AND AGREEMENTS		32

6.1	Cooperation; Consents and Approvals	32
6.2	Access	32
6.3	Notification of Certain Matters	33
6.4	Operation of Business	33
6.5	No Solicitation	33
6.6	Supplements to Disclosure Schedule	33
6.7	Expenses	34
6.8	Confidentiality	34
6.9	No Public Announcement	34
6.10	Directors’ and Officers’ Indemnification	35
6.11	Employment Matters	35
6.12	Preservation of Books and Records	36
6.13	Transfer Taxes	37
6.14	Further Assurances; Transition Matters	37
6.15	Tax Matters	38
6.16	Restrictive Provisions	40
6.17	Release	41
6.18	Closing Indebtedness and Company Transaction Expenses	42
6.19	Release of Encumbrances; Letters of Credit	42
6.20	Pre-Closing Transactions	42
6.21	Termination of Intercompany Accounts	42

Article VII CONDITIONS PRECEDENT		43

7.1	Conditions to Obligation of Buyers	43
7.2	Conditions to Obligation of Sellers	44
7.3	Frustration of Closing Conditions	45

Article VIII INDEMNIFICATION		45

8.1	Survival of Representations, Warranties, and Covenants	45
8.2	Indemnification by Sellers	46
8.3	Indemnification by Buyers	46
8.4	Matters Involving Third Party Claims	46
8.5	Matters not Involving Third Party Claims	47
8.6	Limitations on Indemnification	47
8.7	Special Indemnification by Sellers	48
8.8	Exclusive Remedy; Waiver of Certain Damages	48
8.9	Mitigation	49
8.10	Adjustments to Purchase Price	49

Article IX TERMINATION		49

9.1	Termination of Agreement	49
9.2	Effect of Termination	50

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Article X MISCELLANEOUS		50

10.1	No Third Party Beneficiaries	50
10.2	Entire Agreement	50
10.3	Succession and Assignment	50
10.4	Counterparts; Signatures	50
10.5	Headings	50
10.6	Notices	50
10.7	Amendments and Waivers	51
10.8	Severability	51
10.9	Construction	52
10.10	Incorporation of Exhibits and Schedules	52
10.11	Specific Performance	52
10.12	Governing Law	52
10.13	Submission to Jurisdiction; Waiver of Jury Trial	52
10.14	Disclosure Schedule	53

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EXHIBITS AND SCHEDULES

Exhibit A	Agreed Accounting Policies and Principles
Exhibit B	Reference Statement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E-1	Estimated Closing Statement
Exhibit E-2	Estimated Balance Sheets
Exhibit F	Dutch Deed of Transfer

Schedule I	Sellers; Securities
Schedule II	Securities Purchased by Each Buyer

Disclosure Schedule

-iv-

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of October 11, 2017, is entered into by and between: (i) Global Power Equipment Group Inc., a Delaware corporation (“GPEG”); (ii) Braden Holdings, LLC, a Delaware limited liability company (“Braden Holdings”); (iii) GPEG C.V., a Netherlands limited partnership (“GPEG C.V.” and, collectively with GPEG and Braden Holdings, “Sellers”); (iv) Innova Global Europe B.V., a Dutch besloten vennootschap met beperkte aansprakelijkheid (“Innova Global Europe”); (v) Innova Global Inc., a California corporation (“Innova Global US”); (vi) Innova Global Operating Ltd., an Alberta corporation (“Innova Global Operating”); and (vii) 1938247 Alberta Ltd., an Alberta corporation (“247 AB” and, collectively with Innova Global Europe, Innova Global US and Innova Global Operating, “Buyers”).  Each of Sellers and each of Buyers is referred to in this Agreement individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, GPEG directly owns all of the issued and outstanding Equity Interests of each of Braden Manufacturing, GPEG Hong Kong, GPEG LLC and GPTS;

WHEREAS, GPEG Hong Kong directly owns all of the issued and outstanding Equity Interests of Braden China;

WHEREAS, GPEG LLC directly owns 99.997% of the issued and outstanding Equity Interests of GPEG C.V. and GPEG directly owns 0.003% of the issued and outstanding Equity Interests of GPEG C.V.;

WHEREAS, GPEG C.V. directly owns all of the issued and outstanding Equity Interests of Global Power Netherlands;

WHEREAS, Global Power Netherlands directly owns all of the issued and outstanding Equity Interests of each of BEBV and Global Power Professional Services;

WHEREAS, Braden Manufacturing directly owns all of the issued and outstanding Equity Interests of Braden Holdings;

WHEREAS, Braden Holdings directly owns 99.998% of the issued and outstanding Equity Interests of GMex and GPEG directly owns 0.002% of the issued and outstanding Equity Interests of GMex;

WHEREAS, Buyers collectively wish to purchase from Sellers, and Sellers wish to sell to Buyers, Braden Manufacturing, GMex, GPEG Hong Kong, GPTS and Global Power Netherlands (and indirectly BEBV, Global Power Professional Services and Braden China, but excluding Braden Holdings and BMex);

WHEREAS, the Parties desire that, upon the terms and subject to the conditions set forth in this Agreement, Buyers will purchase from Sellers, and Sellers will sell to Buyers, all of the Securities in return for cash;

WHEREAS, in connection with the transactions contemplated by this Agreement, the Parties wish to enter into a transition services agreement, to be entered into as of the Closing, between Sellers, on the one hand, and Buyers and the Acquired Companies, on the other hand, substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”); and

WHEREAS, the Acquired Companies operate as divisions, which are referred to as Braden Europe, Braden USA and CFI.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

Article I
DEFINITIONS

Unless otherwise expressly provided in this Agreement, the following terms, as used in this Agreement, have the following meanings:

“Acquired Companies” means, collectively, (i) Global Power Netherlands, (ii) BEBV, (iii) Global Power Professional Services, (iv) Braden Manufacturing, (v) GMex, (vi) GPEG Hong Kong, (vii) Braden China, and (viii) GPTS, and each such Entity is sometimes referred to herein as an “Acquired Company”.

“Acquisition Proposal” means any inquiry, proposal, or offer from any Person (other than Buyers or any of their respective Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination of the Acquired Companies, (ii) the issuance or acquisition of Equity Interests of the Acquired Companies, or (iii) the sale, lease, exchange, or other disposition of any significant portion (of 20% or more) of the Acquired Companies’ properties or assets, in each case, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.

“Agreed Accounting Policies and Principles” means GAAP as in effect at the date of the financial statement to which it refers, using and applying the same accounting principles, practices, procedures, policies, and methods (with consistent classifications, judgments, elections, inclusions, exclusions, and valuation and estimation methodologies) used and applied by the Acquired Companies in the preparation of the Financial Statements, subject in all respects to the principles, adjustments, notes, and assumptions set forth on Exhibit A.

“Agreement” has the meaning set forth in the preamble.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act, as amended, and any other applicable anti-corruption laws or regulations.

“Authorized Persons” has the meaning set forth in Section 6.14(b).

“Base Amount” has the meaning set forth in Section 2.2.

“Base Working Capital” means: (i) with respect to Braden Europe, €16.0 million, (ii) with respect to Braden USA, $6.0 million, and (iii) with respect to CFI, $1.56 million.

“BEBV” means Braden-Europe BV, a Dutch besloten vennootschap met beperkte aansprakelijkheid and wholly-owned Subsidiary of Global Power Netherlands.

“BMex” means Braden Manufacturing SA de CV, a Mexican sociedad anonima de capital variable.

“Braden China” means Braden Power Equipment (Shanghai) Co., Ltd., a Chinese company and wholly-owned Subsidiary of GPEG Hong Kong.

“Braden Europe” means the business conducted by (i) Global Power Netherlands, (ii) BEBV, and (iii) Global Power Professional Services.

“Braden Holdings” has the meaning set forth in the preamble.

“Braden Manufacturing” means Braden Manufacturing, L.L.C., a Delaware limited liability company.

“Braden Manufacturing Allocation” has the meaning set forth in Section 2.8.

“Braden USA” means the business conducted in the name of, and under the division that includes (i) Braden Manufacturing, (ii) GMex, (iii) GPEG Hong Kong, (iv) Braden China, and (v) GPTS, but excluding the business conducted by Braden Manufacturing under the name of CFI.

“Business Day” means any day other than a Saturday, a Sunday, or a U.S. federal or New York State banking holiday.

“Buyers” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Cash” means, as of any time, with respect to any Person, the aggregate amount of cash and cash equivalents on hand of such Person, determined in accordance with the Agreed Accounting Policies and Principles.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CFI” means the business conducted by Braden Manufacturing in the name of, and under the division referred to as, Consolidated Fabricators, Inc., but excluding the business conducted by Braden Manufacturing in respect of Braden USA.

“Claim for Indemnification” means a written notice by either Buyer to Sellers or by either Seller to Buyers, as the case may be, asserting a claim under Article VIII delivered in accordance with Section 10.6.  Such notice shall provide, in reasonable detail, (i) a general description of the Losses that the Indemnified Party has suffered, or is reasonably likely to suffer, (ii) the dollar amount of such Losses (or an estimate thereof, if reasonably determinable), (iii) the breach of representation, warranty, covenant, or agreement set forth in this Agreement giving rise to such Losses, and (iv) the facts and circumstances underlying such asserted breach.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Indebtedness” means, without duplication, all Indebtedness of Braden Europe, Braden USA and CFI as of the Closing Date; provided that any amount of Indebtedness taken into account in determining Working Capital shall not be taken into account in determining the Closing Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means any:  (i) option, warrant, convertible security, exchangeable security, subscription right, conversion right, exchange right, or other right that requires a Person to issue or sell any Equity Interests or other interests of an Entity; (ii) other security convertible into, exchangeable or exercisable for, or representing the right to subscribe for, any Equity Interests or other interests of an Entity; (iii) pre-emptive right granted under an Entity’s Organizational Documents; and (iv) stock appreciation right, phantom stock, profit participation, or other similar right with respect to an Entity.

“Company Indemnified Persons” has the meaning set forth in Section 6.10(a).

“Company Intellectual Property” has the meaning set forth in Section 5.14(a).

“Company Transaction Expenses” means, without duplication, all amounts due and payable (and not previously paid) by the Acquired Companies as of the Closing Date for all costs and expenses incurred by them in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby with respect to services provided by third party brokers, attorneys, accountants, or other representatives; provided that any Company Transaction Expenses taken into account in determining Working Capital shall not be taken into account in determining the Company Transaction Expenses.

 “Competing Business” means the business of providing (i) design, repair, construction, maintenance, and/or safety services for gas turbine auxiliary systems, including new, aftermarket and retro fit solutions, and (ii) related manufacturing, installation and specialty fabrication services, all as and to the extent conducted by the Acquired Companies on the date of this Agreement and/or as of the Closing Date.

“Confidentiality Agreement” means that certain letter agreement, dated May 11, 2017, by and between GPEG and Innova Global Ltd., an Affiliate of Buyers.

“Contract” means any contract, agreement, or other legally binding commitment, whether written or oral, to which any Acquired Company is a party.

“Current Assets” means, in respect of Braden Europe, Braden USA or CFI, as applicable, as of any date, the aggregate amount of each of the line items (and no others) under the heading “Current Assets” set forth on the Reference Statement as of such date, determined in accordance with Section 2.7 and the Agreed Accounting Policies and Principles.

“Current Liabilities” means, in respect of Braden Europe, Braden USA or CFI, as applicable, as of any date, the aggregate amount of each of the line items (and no others) under the heading “Current Liabilities” set forth on the Reference Statement as of such date, determined in accordance with Section 2.7 and the Agreed Accounting Policies and Principles.

“Decree” means any injunction, judgment, order (temporary or final), decree, writ, stipulation, determination, award, or ruling entered by or with any applicable Governmental Authority.

“Deductible Amount” has the meaning set forth in Section 8.6(a)(i).

“Disclosure Schedule” has the meaning set forth in introductory statement to Article III.

“Dividend” means the previously declared dividend in an aggregate amount of RMB 8,500,000 to be paid in cash by Braden China to GPEG Hong Kong and in turn to be paid to GPEG in respect of cash generated by Braden China’s operations prior to the Closing Date; provided, that it is understood that such dividend shall take place as soon as reasonably practicable after the Closing Date and shall be deposited in immediately available funds into the bank account designated in writing by GPEG to Braden China.

“Dutch Acquired Companies” means, collectively, (i) Global Power Netherlands, (ii) BEBV and (iii) Global Power Professional Services.

“Dutch Deed of Transfer” has the meaning set forth in Section 2.6.

“Employee” means any individual who, as reflected in the payroll records of the Acquired Companies, is, as of a specified date, (i) employed by and rendering personal services for any Acquired Company, (ii) receiving short-term or long-term disability benefits from any Acquired Company under an Employee Benefit Plan, or (iii) on vacation or an approved leave of absence from his or her employment with any Acquired Company.

“Employee Benefit Plans” means any plan, fund, program, agreement, policy or arrangement which was or is maintained by, contributed to or sponsored by any Acquired Company or any of its ERISA Affiliates or with respect to which an Acquired Company or any of its ERISA Affiliates has any liability which provides for an Employee (a) health, medical, surgical, hospital or dental care or other welfare benefits, or benefits in the event of sickness, accident or disability, or death benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services; (b) pension or retirement income to employees or results in a deferral of income by employees for periods extending to the termination of covered employment or beyond; (c) severance, unemployment, vacation, paid time off or fringe benefits (including dependent and health care accounts); (d) profit sharing, incentive compensation, change in control benefits, consulting, retention, or employment terms, deferred compensation plan, or equity-based incentives (or phantom equity incentives) or other compensation or employee benefits; or (e) any other “employee benefit plan” as defined in Section 3(3) of ERISA, in each of cases (a) through (e), whether written or unwritten, and whether or not subject to ERISA.

“Encumbrance” means, with respect to any asset, any mortgage, pledge, lien, encumbrance, easement, right of way, restriction on transfer, security interest, or defect in title in respect of such asset.  For the avoidance of doubt, the term “Encumbrance” shall not include any license of any Intellectual Property.

“Entity” means a partnership, a limited partnership, a corporation, a limited liability company, an association, a trust, a joint venture, an unincorporated organization, or other entity.

“Environment” means surface or ground water, land, air, water supply, soil, sediment, oceans, rivers, streams or other bodies of water.

“Environmental Laws” means all Laws relating to pollution, contamination, human health and safety, or the Environment, including:  (a) all requirements pertaining to reporting, exposure to, licensing, permitting, controlling, investigating, or remediating emissions, discharges or Releases of Hazardous Substances into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances; and (b) natural resources or natural resource damages.

“Equity Interest” means (i) with respect to a corporation, any share of its capital stock, (ii) with respect to a limited liability company, any of its shares, units or other limited liability company interests, (iii) with respect to a general partnership (commanditaire vennootschap), any rights and/or obligations pursuant to the partnership agreement, (iv) with respect to a limited partnership, any limited partner or general partner units or other ownership interests and any rights and/or obligations pursuant to the partnership agreement, and (v) any other direct equity ownership in an Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.19(c).

“Escrow Agreement” means the escrow agreement in the form attached as Exhibit D.

“Estimated Balance Sheets” means a good faith estimated balance sheet of each of Braden Europe, Braden USA and CFI, as of the close of business on the Closing Date, a copy of which are attached as Exhibit E-2, and which have been prepared by Sellers in accordance with Section 2.7 and the Agreed Accounting Policies and Principles.

“Estimated Cash” means, in respect of Braden Europe, Braden USA or CFI, the aggregate amount of excess Cash for Braden Europe, Braden US or CFI, as applicable, as of the close of business on the Closing Date, as set forth on the Estimated Balance Sheets for Braden Europe, Braden USA or CFI, as applicable, but excluding restricted Cash, Cash deposits used for credit support which in fact represent working capital required to operate the business in the normal course and cash collateral provided by GPEG for outstanding letters of credit for the Acquired Companies.

“Estimated Change in Working Capital” means, for each of Braden Europe, Braden USA and CFI, the Estimated Working Capital minus the Base Working Capital.

“Estimated Closing Statement” means the written statement attached as Schedule E-1 setting forth the Estimated Cash, the Estimated Change in Working Capital, the Estimated Outstanding Checks, and the calculation of such amounts for each of Braden Europe, Braden USA and CFI on a standalone basis.

“Estimated Outstanding Checks” means, in respect of Braden Europe, Braden USA or CFI, the aggregate amount of outstanding checks and other negotiable instruments for Braden Europe, Braden USA or CFI, as applicable, as of the close of business on the Closing Date, as set forth on the Estimated Balance Sheets for Braden Europe, Braden USA or CFI, as applicable.

“Estimated Purchase Price” means an amount equal to the Base Amount, as adjusted pursuant to Section 2.3.

“Estimated Working Capital” means the Working Capital of Braden Europe, Braden USA and CFI, as of the close of business on the Closing Date, calculated based on the Estimated Balance Sheet of each of Braden Europe, Braden USA and CFI.

“Final Adjustment Amount” has the meaning set forth in Section 2.4(c).

“Final Balance Sheets” means the balance sheets of each of Braden Europe, Braden USA and CFI, as of the close of business on the Closing Date, which shall be prepared by Buyers in accordance with Section 2.7 and the Agreed Accounting Policies and Principles.

“Final Cash” means the aggregate amount of Cash of each of Braden Europe, Braden USA or CFI, as of the close of business on the Closing Date, as set forth on the Final Balance Sheets for Braden Europe, Braden USA or CFI, as applicable, but excluding restricted Cash, Cash deposits used for credit support which in fact represent working capital required to operate the business in the normal course and cash collateral provided by GPEG for outstanding letters of credit for the Acquired Companies.

“Final Change in Working Capital” means, for each of Braden Europe, Braden USA and CFI, the Final Working Capital minus the Base Working Capital for each such Entity.

“Final Closing Statement” has the meaning set forth in Section 2.4(a).

“Final Outstanding Checks” means the aggregate amount of outstanding checks and other negotiable instruments of Braden Europe, Braden USA or CFI, as applicable, as of the close of business on the Closing Date, as set forth on the Final Balance Sheets.

“Final Purchase Price” means the Base Amount, as adjusted pursuant to Section 2.4.

“Final Working Capital” means the Working Capital of each of Braden Europe, Braden USA and CFI, as of the close of business on the Closing Date, calculated based on the Final Balance Sheets.

“Financial Statements” has the meaning set forth in Section 5.7.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time.

“Global Power Netherlands” means Global Power Netherlands BV, a Dutch besloten vennootschap met beperkte aansprakelijkheid and wholly-owned Subsidiary of GPEG CV.

“Global Power Professional Services” means Global Power Professional Services Netherlands BV, a Dutch besloten vennootschap met beperkte aansprakelijkheid and wholly-owned Subsidiary of Global Power Netherlands.

“GMex” means GPEG Mexico Distributing, SA de CV, a Mexican sociedad anonima de capital variable.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“GPEG” has the meaning set forth in the preamble.

“GPEG C.V.” means GPEG C.V., a Dutch commanditaire vennootschap.

“GPEG Hong Kong” means Global Power Equipment Group (Hong Kong) Limited, a Hong Kong company limited by shares.

“GPEG LLC” means GPEG, LLC, a Delaware limited liability company and wholly-owned Subsidiary of GPEG.

“GPTS” means Global Power Technical Services, Inc., a Delaware corporation and a wholly-owned Subsidiary of GPEG.

“Hazardous Substance” means any (a) toxic, hazardous, extremely hazardous, infectious, explosive, corrosive, flammable, carcinogenic, mutagenic, sanitary, solid or radioactive waste, or otherwise hazardous substance, waste, or material, (b) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls or radon gas, and (c) any other chemical, pollutant, waste, material or substance that is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any particular time, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment fees, make-whole premiums or other similar fees, premiums or amounts payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of any Acquired Company consisting of, without duplication:  (i) subject to the exclusions set forth in clause (d) below,  indebtedness for borrowed money, including all liabilities generally regarded as indebtedness for borrowed money in accordance with GAAP, and in any event all amounts owing or outstanding under the credit agreement facilities with ABN AMRO Bank N.V.; (ii) indebtedness evidenced by any note, bond, debenture, mortgage, or other debt security; (iii) obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor, or otherwise, or with respect to which obligations a Person assures a creditor against loss; (iv) indebtedness secured by an Encumbrance on a Person’s assets or properties; (v) transaction bonuses or other compensatory payments or payment obligations to Employees or other Persons that will become due and payable as a result of the consummation of the transactions contemplated by this Agreement; (vi) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date; (vii) swap or derivative transactions, including the market value of any swap or derivative transaction and any amounts payable in connection therewith, whether reflecting fair value or other termination fees necessary to terminate the relevant transaction; and (viii) overdraft on any account with any bank or other financial institution, and (ix) guarantees with respect to any indebtedness, obligation, or liability of any other Person of a type described in clauses (i) through (vii) above; provided that Indebtedness shall not include (a) current accounts payable to trade creditors, (b) accrued expenses, (c) outstanding checks and other negotiable instruments, (d) any undrawn or uncalled guarantees, bonds or letters of credit or (e) the security deposits and escrows listed on Section 1.1 of the Disclosure Schedule.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Innova Global Europe” has the meaning set forth in the preamble.

“Innova Global Operating” has the meaning set forth in the preamble.

“Innova Global US” has the meaning set forth in the preamble.

“Insurance Policies” has the meaning set forth in Section 5.16.

“Intellectual Property” means all patents, trademarks, service marks, trade names, trade dress, and business names, and all registrations and applications therefor, copyrights, copyright registrations and applications, web pages, internet domain names, and software, as well as all inventions, invention disclosures, trade secrets, know-how, and proprietary information, in each case, to the extent protectable by applicable Law or Decree.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Sellers” means (i) the actual knowledge of Erin Gonzalez, Brian Nason and Julie McDunnah, with respect to CFI, (ii) the actual knowledge of Erin Gonzalez, Jeff Trost and William Evans, with respect to Braden USA, and (iii) the actual knowledge of Erin Gonzalez, Bert Nix, Wesley Haagmans and Tom Breuer, with respect to Braden Europe, in each case, assuming due and reasonable inquiry into the relevant matter.

“Law” means any constitution, statute, treaty, code, ordinance, law, common law, rule or regulation of any applicable Governmental Authority.

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Change” or “Material Adverse Effect” means a fact, condition, change, event, or occurrence that individually, or together with any other fact, condition, change, event or occurrence, has or would reasonably be expected to have a material adverse effect on the financial condition, business, or results of operations of the Acquired Companies, taken as a whole; provided,  however, that the term “Material Adverse Change” or “Material Adverse Effect” shall not include, alone or in combination, and no fact, condition, change, event, or occurrence arising from or relating to any of the following shall be taken into account in determining whether there has been a “Material Adverse Change” or “Material Adverse Effect”:  (i) conditions generally affecting the industries in which the Acquired Companies operate, the U.S. economy or financial markets, or foreign markets or foreign economies or financial markets where any Acquired Company has material operations; (ii) an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case, involving the U.S.; (iii) the public announcement or pendency of this Agreement or any transactions contemplated by this Agreement; (iv) any breach by Buyer of this Agreement or the Confidentiality Agreement; (v)  any changes in GAAP imposed upon any Acquired Company or any changes in applicable Laws; (vi) actions or omissions of any Acquired Company taken in order to comply with any specific requirement of this Agreement or with the consent of Buyer; or (vii) any failure by any Acquired Company to meet any projections, forecasts, or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided that any fact, condition, change, event, or occurrence (other than those set forth in clauses (i) through (vi) of this definition) that caused or contributed to such failure to meet projections, forecasts, or predictions may be taken into account in determining whether a “Material Adverse Change” or “Material Adverse Effect” has occurred; provided,  further, that in each of the cases of clauses (i) and (ii) above, only to the extent any such fact, condition, change, event, or occurrence, either alone or in combination, does not have a materially disproportionate effect on the financial condition, business, or results of operations of any Acquired Company, taken as a whole, relative to other similar industry participants.

“Material Contracts” has the meaning set forth in Section 5.15(a).

“Material Personal Property” has the meaning set forth in Section 5.21.

“Most Recent Balance Sheet” means, for each such Acquired Company, the balance sheet of such Acquired Company as of July 2, 2017.

“Most Recent Financial Statements” has the meaning set forth in Section 5.7.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Neutral Auditor” has the meaning set forth in Section 2.4(b).

“New Plans” has the meaning set forth in Section 6.11(a).

“Objection Notice” has the meaning set forth in Section 2.4(b).

“Ordinary Course of Business” means the conduct of the business in a manner substantially consistent with the regular conduct thereof by the Acquired Companies.

“Organizational Documents” means (i) in the case of a corporation, the articles of incorporation or certificate of incorporation and code of regulations or bylaws of such corporation, (ii) in the case of a limited liability company, the articles of association, the articles of organization or certificate of formation and operating agreement or limited liability company agreement of such limited liability company, and (iii) in the case of any other Entity, the applicable organizational documents of such Entity, including, in each case, any amendments thereto.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” means written permits, consents, licenses, orders, certificates, registrations, approvals, and similar rights and authorizations issued by a Governmental Authority.

“Permitted Encumbrances” means any of the following:  (i) any liens for Taxes and assessments of Governmental Authorities not yet due and payable or that are being contested in good faith by appropriate proceedings, and for which appropriate reserves have been established in accordance with the Agreed Accounting Principles and Policies; (ii) any liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising by operation of law or in the Ordinary Course of Business in respect of obligations that are not yet due and payable, or that are being contested in good faith by appropriate proceeding; (iii) any zoning, building code, land use, planning, zoning, entitlement, environmental or similar laws or regulations imposed by any Governmental Authority; (iv) workers’ or unemployment compensation liens arising in the Ordinary Course of Business; (v) the interests of lessors in equipment leased or loaned to any Acquired Company; (vi) any liens that will be discharged or released either prior to, or simultaneous with, the Closing; (vii) any liens created by Buyers or their respective Affiliates; (viii) any liens disclosed on Section 1.2 of the Disclosure Schedule, but only to the extent such liens are to be discharged prior to, or concurrently with, Closing; and (ix) any such other Encumbrances that do not, individually or in the aggregate, materially impair the current use of any material property or assets (including any Real Property) of any Acquired Company.

“Person” means an individual, an Entity, or a Governmental Authority.

“Post-Closing Taxable Periods” means all taxable periods (or portions thereof) beginning after the Closing Date.

“Pre-Closing Taxable Periods” means all taxable periods (or portions thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” means all Taxes of the Acquired Companies for Pre-Closing Taxable Periods.

“Pre-Closing Transactions” has the meaning set forth in Section 6.20.

“Proceeding” means any action, cause of action, litigation, arbitration, mediation, suit, claim, dispute, demand, investigation, inquiry, audit, review, hearing, charge, notice of violation, citation, summons, subpoena, complaint, or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property” means the real property owned by any Acquired Company or leased by any Acquired Company under the Real Property Leases.

“Real Property Lease” has the meaning set forth in Section 5.5(a).

“Reference Statement” has the meaning set forth in Section 2.7(a).

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, threat of release, or other releasing of Hazardous Substances into the Environment, whether intentional or unintentional, and including all releases as defined under Environmental Law.

“Restricted Person” has the meaning set forth in Section 6.16(a).

“Schedule Supplement” has the meaning set forth in Section 6.6.

“Securities” means, collectively, the Equity Interests of:  (i) Braden Manufacturing, (ii) GPEG Hong Kong, (iii) Global Power Netherlands, (iv) GMex, and (v) GPTS, as more fully described on Schedule I of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Sellers’ Fundamental Representations and Warranties” has the meaning set forth in Section 8.1(a)(i).

“Sellers’ Taxes” has the meaning set forth in Section 6.15(b).

“Straddle Period” has the meaning set forth in Section 6.15(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, limited partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, limited partnership, association, or other business entity (other than a corporation), a majority of the shares, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any U.S. federal, state, local, or non-U.S. income, gross receipts, profits, capital, net worth, payroll, employment, license, estimated, premium, environmental, custom, duty, escheat, unclaimed property, excise, severance, stamp, franchise, withholding, social security (or similar), workers’ compensation, unemployment, disability, sales, use, value added, commercial activity, business and occupation, transfer, property, ad valorem, intangible or other tax of any kind whatsoever, including any interest, penalty (including any penalty for failure to file a Tax Return), or addition thereto.

“Tax Benefit” means, in respect of any Post-Closing Taxable Period, any tax savings actually realized, specifically (i) in the case of a separate U.S. federal, state, local, or non-U.S. Tax Return, the amount by which the tax liability of Buyers or any Acquired Company to the appropriate Governmental Authority is actually reduced (including by Tax refund), and (ii) in the case of any consolidated U.S. federal income Tax Return or similar state, local, or non-U.S. Tax Return, the amount by which the tax liability of the affiliated group of companies (of which Buyers and/or any Acquired Company are included) to the appropriate Governmental Authority is actually reduced (including by Tax refund).

“Tax Contest” has the meaning set forth in Section 6.15(f).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Territory” has the meaning set forth in Section 6.16(a).

“Third Party Claim” means any Proceeding by or before any Governmental Authority made or brought by any Person who is not a Party or an Affiliate of a Party.

“Transfer Taxes” has the meaning set forth in Section 6.13.

“Transition Services Agreement” has the meaning set forth in the recitals of this Agreement.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code.

“WARN Act” has the meaning set forth in Section 6.11(b).

“Working Capital” means, for any specified date, an amount (which may be a positive or negative number) equal to the sum of: (i) the total Current Assets of Braden Europe as of such specified date minus the total Current Liabilities of Braden Europe as of such specified date; plus (ii) the total

Current Assets of Braden USA as of such specified date minus the total Current Liabilities of Braden USA as of such specified date; plus (iii) the total Current Assets of CFI as of such specified date minus the total Current Liabilities of CFI as of such specified date; provided that (A) the accounts payable accrual shall be reduced by the amount of any liquidated damages for which Braden USA may be liable (including any liquidated damages that may be owing or become owing by third parties); and (B) the Braden USA warranty accrual shall be equal to $1.3 million.

“247 AB” has the meaning set forth in the preamble.

Article II
PURCHASE AND SALE OF SECURITIES

2.1       Basic Transaction.  Upon the terms and subject to the conditions of this Agreement, Buyers agree to purchase from Sellers, and each Seller agrees to sell to Buyers, the Securities set forth opposite such Seller’s name on Schedule I of this Agreement, for the consideration specified in this Article II, with each Buyer directly purchasing the Securities set forth opposite such Buyer’s name on Schedule II of this Agreement.

2.2       Purchase Price; Payment at Closing.  In consideration for the Securities purchased pursuant to this Article II, Buyers shall pay, in accordance with the terms of this Article II, an aggregate of $43.25 million less:

(a)    the amount paid by Innova Global Management LP (Canada) for the designs and intellectual property purchased from Braden Manufacturing in accordance with Section 7.1(n),

(b)    an amount equal to $216,250 that will be held and released in accordance with the terms of the Escrow Agreement,

(the “Base Amount”), as adjusted pursuant to the terms of this Agreement, including Sections 2.3 and 2.4 (as so adjusted, the “Purchase Price”).  At Closing, Buyers shall pay to Sellers an aggregate amount equal to the Estimated Purchase Price, by wire transfer of immediately available funds, in accordance with the instructions provided by Sellers to Buyers in writing no later than two (2) Business Days prior to the Closing.

2.3       Pre-Closing Adjustment to the Purchase Price.  It is understood and agreed that the Estimated Closing Statement sets forth the Estimated Change in Working Capital for each of Braden Europe, Braden USA and CFI on a stand-alone basis.  The Estimated Closing Statement shall be used to determine the Estimated Purchase Price, by adjusting the Base Amount payable to Sellers as follows:

(a)    the Base Amount shall be increased on a dollar-for-dollar basis by the following:

(i)    an amount equal to the Estimated Cash of Braden Europe, Braden USA and CFI; and

(ii)    an amount equal to the Estimated Change in Working Capital for each of Braden Europe, Braden USA and CFI if such amount is in aggregate more than the Base Working Capital for Braden Europe, Braden USA and CFI; provided,  however, that no adjustment shall be made if the Estimated Change in Working Capital exceeds the Base Working Capital by an amount equal to or less than $500,000;

(b)    the Base Amount shall be decreased on a dollar-for-dollar basis by the following:

(i)    an amount equal to the Estimated Change in Working Capital for each of Braden Europe, Braden USA and CFI if such amount is in aggregate less than the Base Working Capital for Braden Europe, Braden USA and CFI;

(ii)    an amount equal to the Estimated Outstanding Checks for each of Braden Europe, Braden USA and CFI; and

(iii)    an amount equal to the estimated Closing Indebtedness.

2.4       Post-Closing Adjustment to the Purchase Price.

(a)    No later than ninety (90) days following the Closing Date, Buyers shall prepare, have audited by an accounting firm (other than the Neutral Auditor) and deliver to Sellers the Final Balance Sheets and a written statement (such statement, as it may be adjusted pursuant to this Section 2.4, the “Final Closing Statement”) setting forth the Final Cash, the Final Change in Working Capital, the Final Outstanding Checks, and the calculation of such amounts for each of Braden Europe, Braden USA and CFI on a stand-alone basis.  It is understood and agreed that the Final Closing Statement shall set forth the Final Change in Working Capital for each of Braden Europe, Braden USA and CFI on a stand-alone basis.  The Final Closing Statement shall be used to determine the Final Purchase Price, by adjusting the Base Amount (without application of any adjustments to the Base Amount pursuant to Section 2.3) as follows:

(i)    the Base Amount shall be increased on a dollar-for-dollar basis by the following:

(A)    an amount equal to the Final Cash of Braden Europe, Braden USA and CFI; and

(B)    an amount equal to the Final Change in Working Capital for each of Braden Europe, Braden USA and CFI if such amount is in aggregate more than the Base Working Capital for Braden Europe, Braden USA and CFI; provided,  however, that no adjustment shall be made if the Final Change in Working Capital exceeds the Base Working Capital by an amount equal to or less than $500,000;

(ii)    the Base Amount shall be decreased on a dollar-for-dollar basis by the following:

(A)    an amount equal to the Final Change in Working Capital for each of Braden Europe, Braden USA and CFI if such amount is in aggregate less than the Base Working Capital for Braden Europe, Braden USA and CFI;

(B)    an amount equal to the Final Outstanding Checks for each of Braden Europe, Braden USA and CFI; and

(C)    an amount equal to the Closing Indebtedness.

(b)    Within thirty (30) days following delivery of the Final Balance Sheets and the Final Closing Statement to Sellers, Sellers shall notify Buyers (i) that Sellers accept the Final Balance Sheets and the Final Closing Statement or (ii) that Sellers object (an “Objection Notice”) to an item or items reflected thereon.  Such Objection Notice, if any, shall set forth Sellers’ objections to the Final Balance Sheets and the Final Closing Statement in reasonable detail.  If Buyers and Sellers are unable to resolve the issues in dispute within thirty (30) days after delivery of the Objection Notice, such disputed issues will be submitted for resolution to Ernst & Young LLP (the “Neutral Auditor”).  The Neutral Auditor shall be engaged within forty-five (45) days after delivery of the Objection Notice.  If either Party fails to take action with respect to any matter referred to in the previous sentences of this Section 2.4(b), then the other Party may engage the Neutral Auditor on behalf of both Parties.  The Neutral Auditor shall make such review and examination of the relevant facts and documents as the Neutral Auditor deems appropriate, and shall permit each of Buyers and Sellers to make a written presentation of their respective positions; provided,  however, that the Neutral Auditor shall require all facts, documents, and written presentations from Buyers and Sellers to be completely submitted within thirty (30) days after the Neutral Auditor has been engaged.  Within thirty (30) days after the date required for submission of such facts, documents, and written presentations, and regardless of whether such submissions shall have been made, the Neutral Auditor shall resolve all disputed items in writing and shall prepare and deliver its decision, which shall be final and binding upon the Parties without further recourse or collateral attack and, as to each disputed matter, which shall accept (x) either Buyers’ or Sellers’ position on each disputed matter set forth in the Objection Notice or (y) the stipulated position of Buyers and Sellers with respect to any matter that prior to such stipulation was disputed.  All costs of the dispute resolution process contemplated by this Section 2.4(b) (including the Neutral Auditor’s fees, but exclusive of attorneys’ fees and expenses) shall be borne by the Party who is the least successful in such process, which shall be determined by comparing (A) the position asserted by each Party on all disputed matters taken together to (B) the final decision of the Neutral Auditor on all disputed matters taken together.  For purposes of the immediately preceding sentence, the “disputed matters” shall be all matters raised in the Objection Notice, and the “position asserted” by each of Buyers and Sellers shall be determined by reference to their respective written presentations submitted to the Neutral Auditor pursuant to this Section 2.4(b).  The Neutral Auditor shall not preside over any hearing of the Parties nor permit the Parties to make any oral arguments to the Neutral Auditor.

(c)    As used in this Agreement, “Final Adjustment Amount” means, (i) if Sellers fail to deliver an Objection Notice or accepts the Final Balance Sheets and the Final Closing Statement in accordance with Section 2.4(b), then an amount (which may be a positive or a negative number) equal to (x) the Final Purchase Price, calculated in accordance with the Final Closing Statement (without adjustment), minus (y) the Estimated Purchase Price, or (ii) if the amount of the Final Purchase Price is resolved by Buyers and Sellers or by submission of any disputed matters to the Neutral Auditor in accordance with Section 2.4(b), then an amount (which may be a positive or a negative number) equal to (x) the Final Purchase Price, as so resolved, minus (y) the Estimated Purchase Price.  If the Final Adjustment Amount is a positive number, then Buyers shall promptly, but in any event within five (5) Business Days after the final and binding determination of the Final Purchase Price in accordance with Section 2.4(b), pay to Sellers an amount equal to the Final Adjustment Amount.  If the Final Adjustment Amount is a negative number, then Sellers shall promptly, but in any event within five (5) Business Days after the final and binding determination of the Final Purchase Price in accordance with Section 2.4(b), pay to Buyers an amount equal to the Final Adjustment Amount.  All amounts to be paid pursuant to this Section 2.4(c) shall be made by wire transfer of immediately available funds to such bank account as the receiving Party shall specify within three (3) Business Days after the final and binding determination of the Final Purchase Price in accordance with Section 2.4(b).

(d)    Except as set forth in this Section 2.4, each of Buyers and Sellers shall bear their own expenses incurred in connection with the preparation and review of the Final Balance Sheets and the Final Closing Statement.

2.5       Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Thompson Hine LLP in New York, New York at 9:00 a.m., local time, on the tenth (10th) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as the Parties may mutually determine (the “Closing Date”).

2.6       Deliveries at Closing.  At Closing:

(a)    Sellers will deliver to Buyers:

(i)    the stock or other Equity Interest certificates representing the Securities together with duly executed stock powers or assignments of other Equity Interests with respect to such Securities (or an instrument of assignment with respect to any of the Securities that are not represented by certificates),

(ii)    a certificate, dated as of the Closing Date, setting forth, pursuant to Treasury Regulations Section 1.1445-2(b), that GPEG is not a foreign person within the meaning of Section 1445 of the Code, and

(iii)    the various certificates, documents, and instruments referred to in Section 7.1; and

(b)    Buyers will deliver to Sellers the consideration specified in Section 2.2, as adjusted pursuant to Section 2.3, and the various certificates, documents, and instruments referred to in Section 7.2.

2.7       Accounting Procedures.

(a)    The “Reference Statement” set forth on Exhibit B describes (i) the various line items used (or to be used) in, and illustrating as of the date of the Most Recent Financial Statements, the calculation of (A) Current Assets, (B) Current Liabilities, and (C) Working Capital, in each case, prepared and calculated for the Acquired Companies in accordance with this Agreement and the Agreed Accounting Policies and Principles, and (ii) for illustration purposes only, the balances reported by the Acquired Companies for each such line item as of August 27, 2017.  Each of the Estimated Balance Sheets and the Estimated Closing Statement have been, and the Final Balance Sheets and the Final Closing Statement, and all determinations and calculations by any Person (including the Neutral Auditor) of Current Assets, Current Liabilities and Working Capital, shall be, prepared and calculated solely in accordance with the manner of calculation and determination shown on the Reference Statement using the same line items, accounting principles, practices, procedures, policies, and methods (with consistent classifications, judgments, elections, inclusions, exclusions, and valuation and estimation methodologies) used and applied in preparing the Reference Statement; provided,  however, that such calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision, or event occurring on or after the Closing; (iii) shall adhere to the defined terms contained in this Agreement whether or not the definitions thereof are consistent with GAAP; and (iv) shall calculate any reserves, accruals, or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

(b)    The Parties agree that:

(i)    Following the Closing Date through the date on which payment, if any, is made by either Party pursuant to Section 2.4(c), or if the Parties agree that no such payment is required,

on the date of such determination, Buyers shall not, and shall cause each Acquired Company not to, take any action with respect to the accounting records, books, policies, or procedures of the Acquired Companies on which the Final Balance Sheets, Final Closing Statement (including the determinations and calculations therein), or the calculation of Final Working Capital are to be based that are not consistent with the past practices of the Acquired Companies in all material respects or that would make it impracticable to calculate Final Working Capital in the manner contemplated by this Agreement.

(ii)    In no event shall any actions taken by Buyers or the Acquired Companies following the Closing with respect to the accounting records, books, policies, or procedures of the Acquired Companies on which the Final Balance Sheets, Final Closing Statement, or the calculation of Final Working Capital are to be based that are not consistent with the Agreed Accounting Policies and Principles (including changes in any reserve, allowance or other account, any changes in methodology for inventory valuation or accounting or any reclassification of any asset) have any effect on, or be considered in, the preparation of the Final Balance Sheets or Final Closing Statement or the calculation of Final Working Capital.  For the avoidance of doubt, any actions that are not consistent with the Agreed Accounting Policies and Principles (including changes in any reserve, allowance or other account, any changes in methodology for inventory valuation or accounting or any reclassification of any asset) shall be reversed for purposes of the Final Balance Sheets and Final Closing Statement and the calculation of Final Working Capital.

(iii)    Each of the Estimated Balance Sheets, the Estimated Closing Statement, the Final Balance Sheets, and the Final Closing Statement shall be prepared and calculated without regard to any changes in GAAP made or taking effect after the date that the Reference Statement was prepared.

(iv)    Without exception, the Base Working Capital shall not be subject to change (including by the Neutral Auditor), regardless of whether the items or amounts included therein were determined or recorded in accordance with GAAP.

2.8       Allocation of Purchase Price.  Sellers and Buyers agree to allocate the Purchase Price as between the Equity Interests of Braden Manufacturing, GPEG Hong Kong, Global Power Netherlands, and GMex in accordance with Code Section 1060 and Treasury Regulations Section 1.338-6.  With regard to the sale of the Equity Interests of Braden Manufacturing, Buyers and Sellers agree that such sales will be treated as sales of the assets held by Braden Manufacturing for U.S. federal income tax purposes and applicable state and local income tax purposes.  For Braden Manufacturing, the Purchase Price allocated to the sale of its Equity Interests and any other items, including liabilities that are treated as consideration for Tax purposes shall be allocated among the assets of Braden Manufacturing (the “Braden Manufacturing Allocation”) in accordance with Code Section 1060 and Treasury Regulations Section 1.338-6.  Within sixty (60) calendar days of the determination of the Final Working Capital, Buyers shall prepare and submit to Sellers IRS Form 8594 (relating to the Braden Manufacturing Allocation) prepared in accordance with such allocations.  Such allocations shall be deemed final unless Sellers notify Buyers in writing of any disagreement with the allocations set forth on the IRS Forms 8594 within thirty (30) calendar days of receipt of such forms.  Buyers and Sellers shall cooperate in good faith in order to resolve any disagreement with the allocations.  If Buyers and Sellers are unable to resolve any such disagreement within thirty (30) calendar days of Buyers’ receipt of such notification of disagreement from Sellers, then Buyers and Sellers shall each make their own determination of such allocations for financial and tax reporting purposes without regard to this Section 2.8.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, represents and warrants to Buyers that the statements contained in this Article III are correct as of the date of this Agreement, except as set forth in the corresponding numbered sections of the disclosure schedule delivered by Sellers to Buyer on the date of this Agreement (the “Disclosure Schedule”):

3.1       Organization.  GPEG is duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware.  Braden Holdings is duly formed, validly existing, and in good standing under the Laws of the State of Delaware.  GPEG C.V. is duly formed, validly existing, and in good standing under the Laws of the Netherlands.

3.2       Authorization of Transaction.  Such Seller (a) has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby, and (b) the execution and delivery by such Seller of this Agreement, the performance by such Seller of its obligations hereunder, and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all corporate or limited liability company action, as applicable, on the part of such Seller.  This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution, and delivery by the other Parties hereto, this Agreement constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and general principles of equity.

3.3       Noncontravention.  Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution, the delivery, or the performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with or result in a violation of any Law or Decree to which such Seller is subject in any material respect, (b) conflict with or result in a violation or breach of any provision of the Organizational Documents of such Seller, or (c) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice, lapse of time, or both, would constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice under, any agreement to which such Seller is a party or by which it is bound or to which any of its assets is subject in any material respect.  Such Seller is not required to give any material notice to, make any material filing with, or obtain any material authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

3.4       Brokers’ Fees.  Other than BMO Capital Markets Corp., such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyers or any Acquired Company could become liable or obligated.  The fees and expenses of BMO Capital Markets Corp. will be borne by Sellers.

3.5       Ownership of Securities.  Such Seller holds of record and owns beneficially all of the Securities set forth opposite such Seller’s name on Schedule I, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws).  The Securities constitute the entire issued and outstanding share capital of the Dutch Acquired Entities and the issued and outstanding capital stock of the other Acquired Companies.  Upon consummation of the transactions contemplated by this Agreement, Buyers shall own all of the Securities, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws).  Such Seller is not a party to any option, warrant, purchase right, commitment, or agreement (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any of the Securities held by such Seller.  Such Seller is not a party to any voting trust, proxy, or other agreement with respect to the voting of any of the Securities held by such Seller.

3.6       Litigation.  There is no Proceeding pending or, to the Knowledge of Sellers, threatened against or by such Seller that challenges or seeks to prevent, enjoin, alter, or materially delay or materially affect any of the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer, severally and not jointly, represents and warrants to Sellers that the statements contained in this Article IV are correct as of the date of this Agreement.

4.1       Organization.  Innova Global Europe is duly organized, validly existing, and in good standing under the Laws of the Netherlands.  Innova Global US is duly organized, validly existing, and in good standing under the Laws of California.  Innova Global Operating is duly organized, validly existing, and in good standing under the Laws of Alberta. 247 AB is duly organized, validly existing, and in good standing under the Laws of Alberta.

4.2       Authorization of Transaction.  Such Buyer (a) has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby, and (b) the execution and delivery by such Buyer of this Agreement, the performance by such Buyer of its obligations hereunder, and the consummation by such Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Buyer.  This Agreement has been duly and validly executed and delivered by such Buyer and, assuming the due authorization, execution, and delivery by the other Parties hereto, this Agreement constitutes the valid and legally binding obligation of such Buyer, enforceable against it in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and general principles of equity.

4.3       Noncontravention.  Neither the execution, the delivery, or the performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with or result in a violation of any Law or Decree to which such Buyer is subject in any material respect, (b) conflict with or result in a violation or breach of any provision of the Organizational Documents of such Buyer, or (c) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice, lapse of time, or both, would constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice under, any agreement to which such Buyer is a party or by which it is bound or to which any of its assets is subject in any material respect.  Such Buyer is not required to give any material notice to, make any material filing with, or obtain any material authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

4.4       Brokers’ Fees.  Such Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

4.5       Investment.  Such Buyer:  (a) is an informed, sophisticated Entity with sufficient knowledge and experience in investment and financial matters so as to be capable of evaluating the risks and merits of its purchase of the Securities; (b) has determined that the purchase of the Securities is consistent with its general business and investment objectives; (c) understands that the purchase of the Securities involves certain business and other risks; (d) is financially able to bear the risks of purchasing the Securities; (e) is acquiring the Securities for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; (f) understands that the Securities have not been registered under the Securities Act or the applicable securities or Blue Sky Laws of any state and, accordingly, must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or qualified under such Blue Sky Laws or is exempt from such registration or qualification; (g) is an “accredited investor” as defined in Rule 501(a) under the Securities Act; and (h) understands that the exemptions from registration under the Securities Act relied upon by Sellers in connection with the transactions contemplated by this Agreement are based in part on the fact that such Buyer is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

4.6       Financial Ability to Perform.  Such Buyer has, or will have as of the Closing, available cash funds, credit facilities, or other sources of immediately available funds sufficient to pay the Purchase Price payable by such Buyer to Sellers in accordance with this Agreement and to consummate the transactions contemplated by this Agreement.  Such Buyer’s obligations to consummate the transactions contemplated by this Agreement are not subject to any financing condition.

4.7       Investigation.  Such Buyer acknowledges that it has had an opportunity to (a) conduct a due diligence investigation of the Acquired Companies and (b) discuss the business, management, and financial affairs of the Acquired Companies with management of the Acquired Companies.

4.8       Litigation.  There is no Proceeding pending or, to the knowledge of such Buyer, threatened against or by such Buyer that challenges or seeks to prevent, enjoin, alter, or materially delay or materially affect any of the transactions contemplated by this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES ABOUT THE ACQUIRED COMPANIES

Sellers, jointly and severally, represent and warrant to Buyers that the statements contained in this Article V are, except as set forth in the corresponding numbered sections of the Disclosure Schedule, (a) correct as of the date of this Agreement or (b) to the extent made as of or with respect to a specific date, correct as of such date:

5.1       Organization, Qualification, Corporate Power and Authorization.  Each of the Acquired Companies is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization.  Each of the Acquired Companies is licensed or qualified to do business and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or used by it or the nature of its activities makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.  Each of the Acquired Companies has full corporate power and authority to carry on the business in which it is engaged and to own, lease, and use the properties owned, leased, and used by it.

5.2       Capitalization.  Section 5.2 of the Disclosure Schedule sets forth for each Acquired Company:  (a) its jurisdiction of incorporation, formation or organization; (b) whether such Acquired Company is a corporation, limited liability company, partnership or other type of entity, (c) the number of authorized Equity Interests for each class of its Equity Interests; and (d) the number of issued and outstanding Equity Interests for each class of its Equity Interests, the names of the holders thereof, and the number of Equity Interests held by each such holder.  All of the Equity Interests of the Acquired Companies have been duly authorized and are validly issued, fully paid, and non-assessable and were issued in compliance with applicable Laws.  None of the Equity Interests of the Acquired Companies were issued in violation of any agreement to which the applicable Acquired Company is a party or is subject or in violation of any preemptive or similar rights of any Person.  There are no outstanding Commitments that would require any Acquired Company to issue, sell, or otherwise cause to become outstanding any of its Equity Interests or other interests in any Acquired Company.  There are no voting trusts, proxies, or other agreements with respect to the voting or transfer of the Equity Interests.

5.3       Noncontravention.  Except as set forth in Section 5.3 of the Disclosure Schedule, neither the execution, the delivery, or the performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with or result in a violation or breach of any Law or Decree to which any Acquired Company is subject in any material respect, (b) conflict with or result in a violation or breach of any provision of the Organizational Documents of any Acquired Company, (c) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice, lapse of time, or both, would constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice under, any Material Contract in any material respect, or (d) result in the imposition of an Encumbrance on any of the assets of any Acquired Company.  No Acquired Company is required to give any material notice to, make any material filing with, or obtain any material authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

5.4       Brokers’ Fees.  No Acquired Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.5       Real Property.

(a)    Section 5.5(a) of the Disclosure Schedule sets forth the street address of each parcel of Real Property.  The applicable Acquired Company has good and valid leasehold interest in all Real Property.  No Acquired Company has subleased, assigned, or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof.  Except as set forth in Section 5.5(a) of the Disclosure Schedule, no Acquired Company has pledged, mortgaged, or otherwise granted an Encumbrance on its interest in any Real Property.

(b)    Section 5.5(b) of the Disclosure Schedule contains a list of each real property lease to which any Acquired Company is a party (each, a “Real Property Lease”).  Each Real Property Lease is valid, binding, and enforceable and in full force and effect, and no rent payment or other charge payable thereunder by the applicable Acquired Company is past due.  No Acquired Company is in material default under any Real Property Lease, and no action has been taken or omitted by such Acquired Company and, to the Knowledge of Sellers, no other event has occurred or condition exists that constitutes, or after notice or lapse of time or both would constitute, a material default under any Real Property Lease by any party.

5.6       Subsidiaries.  Except as set forth in Section 5.6 of the Disclosure Schedule, there are no Equity Interests held by any Acquired Company other than the Securities.

5.7       Financial Statements.

(a)    Section 5.7 of the Disclosure Schedule sets forth true and complete copies of the following financial statements:

(i)    the balance sheets and statements of income for Braden Manufacturing as of and for the years ended December 31, 2015 and December 31, 2016;

(ii)    (A) the audited balance sheet and profit and loss account for Braden China for the year ended December 31, 2015, as audited in accordance with Chinese Law, and (B) the balance sheet and income statement for Braden China for the year ended December 31, 2016;

(iii)    (A) the audited balance sheet and profit and loss account for Global Power Netherlands and its Subsidiaries for the year ended December 31, 2015, as audited in accordance with Dutch Law, and (B) the balance sheet and profit and loss account for Global Power Netherlands and its Subsidiaries for the year ended December 31, 2016 (each of clauses (i) through (iii) are collectively referred to herein as the “Financial Statements”);

(iv)    the balance sheet and statement of income for Braden Manufacturing as of and for the period ended July 2, 2017;

(v)    the balance sheet and statement of income for Braden China as of and for the six (6) months period ended July 2, 2017;

(vi)    the balance sheet and profit and loss account for Global Power Netherlands and its Subsidiaries as of and for the period ended July 2, 2017 (each of clauses (iv) through (vi) are collectively referred to herein as the “Most Recent Financial Statements”).

(b)    The Financial Statements present fairly, in all material respects, the financial position and results of operation and cash flows of the applicable Acquired Company as of the dates and for the periods covered thereby and have been prepared in accordance with the Agreed Accounting Policies and Principles, applied on a consistent basis throughout the periods covered thereby, subject to the absence of notes for any such financial statements that are unaudited.  The Most Recent Financial Statements present fairly, in all material respects, the financial position and results of operation and cash flows of the applicable Acquired Company as of the date and for the period covered thereby and have been prepared in accordance with the Agreed Accounting Policies and Principles, applied on a consistent basis throughout the period covered thereby, subject to normal and recurring quarter-end and year-end adjustments and the absence of notes.  The Financial Statements and the Most Recent Financial Statements are based on the books and records of the Acquired Companies.

(c)    The financial books, records and accounts of the Acquired Companies, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the applicable Acquired Company and (iii) accurately and fairly reflect the basis for the Financial Statements and the Most Recent Financial Statements.

5.8       Absence of Certain Changes and Events.  From December 31, 2016, there has not been any Material Adverse Change.  Without limiting the generality of the immediately preceding sentence, from December 31, 2016 to the date of this Agreement, except as set forth in Section 5.8 of the Disclosure Schedule or as contemplated by the Pre-Closing Transactions, no Acquired Company has:

(a)    amended its Organizational Documents;

(b)    issued, sold, or otherwise disposed of any of its Equity Interests or granted any Commitments;

(c)    effected any recapitalization, reclassification, stock split, or like change in its capitalization;

(d)    declared or paid any dividends or distributions on or in respect of any of its Equity Interests or redeemed, purchased, or acquired any of its Equity Interests;

(e)    had any Encumbrance imposed upon any of its Equity Interests or had any Encumbrances (other than Permitted Encumbrances) imposed upon any of its assets or properties;

(f)    adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution;

(g)    incurred any Indebtedness other than (i) drawings under existing lines of credit or under new working capital or revolving lines of credit or (ii) unsecured current obligations incurred in the Ordinary Course of Business;

(h)    sold, assigned, leased, or transferred any of its tangible assets having a value in excess of $100,000 outside the Ordinary Course of Business;

(i)    sold, assigned, or transferred out any Intellectual Property, other than in the Ordinary Course of Business;

(j)    purchased, leased, or acquired the right to own, lease, or use any assets or properties having a value in excess of $100,000, except for purchases of supplies in the Ordinary Course of Business;

(k)    made any capital expenditure (or series of related capital expenditures) involving more than $100,000 outside the Ordinary Course of Business;

(l)    incurred any damage, destruction, or loss (whether or not covered by insurance) to its assets or properties outside reasonable wear and tear in the Ordinary Course of Business;

(m)    made any capital investment in, any loan to, or any acquisition (whether by merger, consolidation, purchase of a substantial portion of assets or securities, or any other manner) of, any other business or Person (or series of related capital investments, loans, or acquisitions);

(n)    granted any increase in the base compensation of or bonuses payable to any of its directors, officers, or Employees, made any change in severance terms for any of its directors or officers, or made any material change in the severance terms for any of its Employees, in each case, outside the Ordinary Course of Business;

(o)    made any material change in its accounting methods, principles, or practices for financial accounting (except for those changes required to comply with GAAP or applicable Law);

(p)    entered into any Material Contract;

(q)    amended, modified, terminated, or cancelled any Material Contract or had any Material Contract amended, modified, terminated, or cancelled;

(r)    amended, modified, terminated, or cancelled any lease of Real Property or granted or suffered any Encumbrance affecting the Real Property, other than Permitted Encumbrances; or

(s)    agreed to do any of the foregoing.

5.9       Legal Compliance.  Except as set forth in Section 5.9 of the Disclosure Schedule, as of the date hereof, each Acquired Company is currently and has been in compliance during the past five (5) years, in all material respects, with all applicable Laws and Decrees, and no Acquired Company has received notice of any material violation of or investigation relating to any applicable Law with respect to its assets, business or operations.  No Acquired Company nor anyone acting on behalf of an Acquired Company, (i) is violating, has violated, or engaged in any activity, practice or conduct which would violate, any Anti-Corruption Law or, to the Knowledge of Sellers, has been the subject of any investigation or inquiry by any Governmental Authority with respect thereto, (ii) is using, has used, or promised to use funds, assets or anything else of value for any unlawful contribution, gift, entertainment or other unlawful expense, or (iii) is violating, has violated, or engaged in any activity, practice or conduct which would violate, any anti-boycott provisions of any applicable Law, including the United States Export Administration Act of 2001, as amended, and all other applicable import/export, defense security and embargo Laws in any countries in which of any of the Acquired Companies conducts business or, to the Knowledge of Sellers, has been the subject of any investigation or inquiry by any Governmental Authority with respect thereto.  None of the representations or warranties contained in this Section 5.9 shall be deemed to relate to environmental matters (which are governed by Section 5.12), taxes (which are governed by Section 5.13), labor matters (which are governed by Section 5.18), or employee benefits (which are governed by Section 5.19).

5.10       Permits.  Each Acquired Company possess all material Permits necessary to carry on the business in the manner presently and presently proposed to be conducted and such Permits are valid and in full force and effect.  Section 5.10 of the Disclosure Schedule lists all current material Permits issued to each Acquired Company, including the names of such Permits and their respective dates of issuance and expiration.  No Acquired Company is in material default under, or material violation of, any material Permit held by it.  None of the representations or warranties contained in this Section 5.10 shall be deemed to relate to environmental matters (which are governed by Section 5.12), taxes (which are governed by Section 5.13), labor matters (which are governed by Section 5.18), or employee benefits (which are governed by Section 5.19).

5.11       Undisclosed Liabilities  Except for (a) liabilities reflected on or reserved against in the Most Recent Financial Statements or disclosed in the notes thereto, (b) liabilities that have arisen since the date of the Most Recent Financial Statements in the Ordinary Course of Business, and (c) liabilities set forth in Section 5.11 of the Disclosure Schedule, no Acquired Company has any material liability.

5.12       Environmental Matters.

(a)    Except as set forth in Section 5.12 of the Disclosure Schedule: (i) the operations of the Acquired Companies are currently conducted and have during the past five (5) years been conducted in compliance, in all material respects, with all applicable Environmental Laws; (ii) the Acquired Companies have obtained all material Permits required to be held by them under applicable Environmental Laws in order to operate the business as currently conducted; (iii) the operations of the Acquired Companies are in compliance, in all material respects, with the terms and conditions of such Permits and applicable Environmental Laws; (iv) during the past five (5) years or if unresolved during any prior years, no Acquired Company has received any written citation or other notification from any Governmental Authority or any other Person that such Acquired Company is in violation of any applicable Environmental Laws; (v) no Acquired Company is subject to any Decree issued by the Environmental Protection Agency or any other Governmental Authority with respect to applicable Environmental Laws or violations thereof; (vi) no Acquired Property has any pending or, to the Knowledge of the Sellers, threatened liens or Encumbrances (other than Permitted Encumbrances) resulting from Environmental Laws with respect to any of the properties of such Acquired Property currently or formerly owned, leased, operated or otherwise used; (vii) no Acquired Company has generated, used, manufactured, transported, treated, stored, Released, or disposed of any Hazardous Substances in violation of any applicable Environmental Laws; (viii) no Acquired Company has stored, treated, recycled, or disposed, or arranged for the storage, treatment, recycling, or disposal, of Hazardous

Substances to any site listed or proposed for listing on the CERCLIS or the National Priorities List promulgated pursuant CERCLA, listed on the CERCLA Information System, or included on any equivalent list maintained by any Governmental Authority; (ix) no Acquired Company has been notified by any Governmental Authority or other Person that such Acquired Company is the subject of any investigation or inquiry by any Governmental Authority evaluating whether any material remedial action is needed to respond to a release of any Hazardous Substance in violation of applicable Environmental Law or to the improper storage or disposal of any Hazardous Substance or any other material violation of any applicable Environmental Laws; (x) no Acquired Company has any material liability in connection with the release into the Environment or the storage or disposal of any Hazardous Substance in violation of applicable Environmental Law; (xi) there are no sites or locations at which any Acquired Company is currently undertaking, or has completed, any removal, remedial or response action required by any applicable Environmental Laws; and (xii) no Acquired Company owns or operates, or has owned or operated, any “treatment, storage or disposal facility” under the U.S. Resource Conservation and Recovery Act, as amended, or the equivalent in any other jurisdiction, or any solid waste disposal facility.

(b)    Sellers, on behalf of the Acquired Companies, has made available to Buyers all environmental reports, audits, and studies in the possession or control of the Acquired Companies with respect to the Real Property relating to Hazardous Substances or concerning compliance with Environmental Laws.

(c)    The representations and warranties set forth in this Section 5.12 are Sellers’ sole and exclusive representations regarding environmental matters.

5.13       Taxes.

(a)    Except as set forth in Section 5.13(a) of the Disclosure Schedule, all Tax Returns filed or required to be filed on or before the date of this Agreement by or on behalf of the Acquired Companies have been duly filed or extended; each such Tax Return is true, correct, and complete in all material respects; and all Taxes owed by the Acquired Companies have been timely paid in full.

(b)    There are no Encumbrances with respect to Taxes (other than Permitted Encumbrances) on any of the assets or properties of the Acquired Companies.

(c)    The Acquired Companies have duly and timely withheld from salaries, wages, cross border payments, and other amounts paid or owing and deposited with and reported to the appropriate taxing authorities all amounts required to be so withheld, deposited, or reported for all Pre-Closing Taxable Periods under all applicable Laws.

(d)    No Acquired Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other taxing authority) within which to file any Tax Return, make any elections, designations, or similar filings relating to Taxes for which it is or may be liable, or to pay or remit any Taxes or amounts on account of Taxes for which it is or may be liable.  No Acquired Company has extended any statute of limitations with respect to any Taxes for which it may be liable.

(e)    No Acquired Company is a party to any agreement, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payments of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. law).

(f)    Except as set forth in Section 5.13(f) of the Disclosure Schedule, no Acquired Company is a party to or bound by any Tax allocation, Tax indemnity, or Tax sharing agreement.

(g)    There is no Tax deficiency or delinquency asserted or, to the Knowledge of Sellers, threatened against any Acquired Company and no audit, examination, investigation, or administrative or judicial Tax proceeding is pending, being conducted or, to the Knowledge of Sellers, threatened with respect to any Acquired Company.  Section 5.13(g) of the Disclosure Schedule identifies all Tax Returns of or with respect to the Acquired Company that have been examined, or that are currently under examination, by a taxing authority.  Except as set forth in Section 5.13(g) of the Disclosure Schedule, no Acquired Company has received any subpoena or request for information related to Tax matters.  No claim has been made by any taxing authority in a jurisdiction where any Acquired Company does not file a Tax Return that an Acquired Company, was, is, or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction.

(h)    Each Acquired Company has complied with all applicable Laws relating to the payment and withholding of Taxes.

(i)     The books and records of each Acquired Company, including the Tax Returns, contain accurate and complete information with respect to all material tax elections in effect with respect to such Acquired Company.

(j)     None of the Acquired Companies has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k)    Braden Manufacturing and GPEG LLC are disregarded entities of GPEG for U.S. federal income tax purposes.

(l)     The representations and warranties set forth in this Section 5.13 are Sellers’ sole and exclusive representations regarding taxes.

5.14       Intellectual Property.

(a)    Each of the Acquired Companies owns, or has a valid license or other right to use, all of the material Intellectual Property used in the operation of the business of such Acquired Companies as currently conducted (the “Company Intellectual Property”).  Section 5.14(a)(i) of the Disclosure Schedule sets forth a list of all registered Company Intellectual Property owned by an Acquired Company. All formalities (including payment of all applicable fees) for the preservation of the registration of all such registered Company Intellectual Property have at all times been duly and timely fulfilled in all material respects.

(b)    Section 5.14(b) of the Disclosure Schedule contains a list of (i) all material licenses granted by any Acquired Company to any third party with respect to any Company Intellectual Property and (ii) all material licenses granted by any third party to any Acquired Company with respect to any licensed Company Intellectual Property, excluding “off-the-shelf” or “shrink wrap” software licensed by or to any Acquired Company in the Ordinary Course of Business.

(c)    To the Knowledge of Sellers, (i) the Company Intellectual Property does not include any inventions of any Employees made prior to their employment by the applicable Acquired Company and (ii) all current and former Employees who have or had developed Intellectual Property (other than proprietary information) for any Acquired Company, and all consultants who have been engaged to develop Intellectual Property (other than proprietary information) for the Acquired Companies have assigned in writing all of their rights in such Intellectual Property (other than proprietary information) to the Acquired Companies.

(d)    To the Knowledge of Sellers, the operation of the business of the Acquired Companies as it is currently conducted does not infringe, dilute, misappropriate, or otherwise violate the Intellectual Property of any other Person.

(e)    To the Knowledge of Sellers, no Person has been or is infringing, diluting, misappropriating, or otherwise violating any Company Intellectual Property.

5.15       Contracts.

(a)    Section 5.15(a) of the Disclosure Schedule lists the following (collectively, the “Material Contracts”):

(i)      all Contracts to which any Acquired Company is a party (excluding purchase orders that have been performed in all respects and for which there are no further liabilities or obligations outstanding) that are with customers, suppliers, or vendors providing for aggregate or annual expenditures or receipts or payments by such Acquired Company of $100,000 or more, except any Contracts with customers that have been performed in all respects and for which there are only warranty obligations outstanding;

(ii)     all Contracts to which an Acquired Company is a party relating to Indebtedness of such Acquired Company;

(iii)    all Contracts to which an Acquired Company is a party relating to employment or compensation of any salaried (rather than hourly-based) Employee or containing any change-in-control or severance payment obligations;

(iv)    all Contracts to which an Acquired Company is a party that are with independent contractors or consultants providing for annualized remuneration in excess of (or that is reasonably expected to be in excess of) $100,000;

(v)     all agency, marketing, and advertising Contracts to which an Acquired Company is a party;

(vi)    all Contracts to which an Acquired Company is a party relating to equity grants, or equity options;

(vii)   all lease agreements (whether of real or personal property) to which an Acquired Company is a party providing for annual rentals in excess of $100,000;

(viii)  all Contracts to which an Acquired Company is a party that is with any Affiliate of such Acquired Company;

(ix)    all Contracts to which an Acquired Company is a party restricting the ability of such Acquired Company to engage in any line of business or to compete with any Person;

(x)     all Contracts to which an Acquired Company is a party that provide for the indemnification by such Acquired Company of any current or former director or officer of such Acquired Company;

(xi)    all Contracts to which an Acquired Company is a party that relate to the acquisition or disposition of any business, a material amount of stock or assets (in the case of assets, other than the acquisition or disposition of inventory in the Ordinary Course of Business) of any other Person, or any real property (whether by merger, sale of stock, sale of assets, or otherwise);

(xii)   all Contracts to which an Acquired Company is a party that are with any Governmental Authority;

(xiii)  all Contracts to which an Acquired Company is a party that provide for any joint venture, partnership, or similar arrangement; and

(xiv)  all other Contracts to which an Acquired Company is a party that are not made in the Ordinary Course of Business or that are material to the Acquired Companies taken as a whole.

(b)    Except as set forth in Section 5.15(b) of the Disclosure Schedule, each of the Material Contracts is in full force and effect, is a valid and binding obligation of the applicable Acquired Company, and is enforceable in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and general principles of equity).  Except as set forth in Section 5.15(b) of the Disclosure Schedule, no Acquired Company, nor, to the Knowledge of Sellers, any other party thereto, is in material breach of, or material default under, or has provided or received any written notice of any intention to terminate, any Material Contract.  Except as set forth in Section 5.15(b) of the Disclosure Schedule, to the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would (i) constitute an event of default under any Material Contract or (ii) cause or permit the acceleration of any material obligation, or the loss of any material benefit, of the Acquired Company thereunder, or result in any Acquired Company becoming liable for any liquidated or other damages.  Complete and correct copies of each Material Contract (including all material modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyers.

5.16       Insurance.  Section 5.16(a) of the Disclosure Schedule sets forth a list of each insurance policy (collectively, the “Insurance Policies”) currently owned or held by each of the Acquired Companies.  No written notice of cancellation or termination of any Insurance Policy has been received by any Acquired Company, and all premiums due on the Insurance Policies have been paid.  The Insurance Policies are in full force and effect and are valid and binding in accordance with their terms.  There are no claims related to the business of the Acquired Companies pending under the Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.  No Acquired Company is in default under, or has otherwise failed to comply with, in any material respect, the Insurance Policies. Section 5.16(b) of the Disclosure Schedule contains a list setting forth any and all claims, with reasonable particulars, made under any policies of insurance maintained by or for the benefit of the Acquired Companies over the past five (5) calendar years prior to the date hereof.

5.17       Litigation.  There is no Proceeding pending or, to the Knowledge of Sellers, threatened against, by, or otherwise directly involving any Acquired Company or any of their respective assets or properties, nor is there any Decree of any Governmental Authority outstanding against or directly involving any Acquired Company or any of their respective assets or properties.

5.18       Labor Matters.

(a)    Section 5.18(a) of the Disclosure Schedule sets forth a correct and complete list of each Employee’s name, title or position held, and base salary, wage or other pay rate and number of years of service.  All salary, bonus and other accrued employee payments (including payments of retention bonuses, accrued vacation time and payments that are to be made pursuant to applicable equity incentive plans or otherwise that are to be payable as a result of the transactions contemplated hereby) will be paid prior to Closing by the appropriate Acquired Company or will be accrued for on the Estimated Closing Statement.

(b)    No Acquired Company is a party to any collective bargaining agreement or other labor union contract, contract with an employee representative body or similar construct in any jurisdiction. No person identified in Section 5.18(a)(i) or Section 5.18(a)(ii) of the Disclosure Schedule is a party to any collective bargaining agreement or other labor union contract, contract with an employee representative body or similar construct in any jurisdiction.  The consent of, consultation of or the rendering of formal advice by any labor union or any other employee representative body is not required for Seller to enter into this Agreement or for any of the transactions contemplated by this Agreement to be consummated.

(c)    Each of the Acquired Companies is, in all material respects, in compliance with all applicable Laws and Decrees pertaining to employment, including all such Laws and Decrees relating to labor relations, equal employment, fair employment practices, entitlements, workers’ compensation, prohibited discrimination, payment of wages, or other similar employment practices or acts. Each Acquired Company has complied in all material respects with the WARN Act.

(d)    There are no pending nor, to the Knowledge of Sellers, threatened strikes, work stoppages, slowdowns, or lockouts against any Acquired Company by any Employees, and there are no labor disputes currently subject to any grievance procedure, arbitration, or litigation. No claim, dispute, grievance or charge between any Acquired Company and any of its present or former employees (or any Person acting on behalf of such employees) or any Governmental Authority has occurred, or to the Knowledge of the Sellers is pending or threatened, and, to the Knowledge of the Sellers, there is no reasonable basis therefor. No Acquired Company is subject to any charge, demand, petition, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or organization, and none of the Employees of the Acquired Companies are represented by any labor union or organization.

(e)    Except as set forth in Section 5.18(e) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any Employee or former employee to any change in control payments, severance payments, retirement allowance, benefit, or any other type of payment due to an agreement between any Acquired Company, on the one hand, and such Employee, on the other hand.

(f)    The representations and warranties set forth in this Section 5.18 are Sellers’ sole and exclusive representations regarding labor matters.

5.19       Employee Benefits.

(a)    Section 5.19(a) of the Disclosure Schedule contains a list of all Employee Benefit Plans.

(b)    Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded, and administered, in all material respects, in accordance with the terms of such Employee Benefit Plan and complies in form and in operation, in all material respects, with the applicable requirements of ERISA, applicable Law and the Code.  There is no pending or, to the Knowledge of Sellers, threatened Proceeding relating to an Employee Benefit Plan.

(c)    No Acquired Company or any other Person which would be treated as a single employer with any Acquired Company under Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) has any liability with respect to any Multiemployer Plan, a “defined benefit plan” as defined in Section 3(35) of ERISA, a multiple employer plan or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, and none of the Employee Benefit Plans is a Multiemployer Plan, a “defined benefit plan” as defined in Section 3(35) of ERISA, or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code.  No Acquired Company provides or has made any promise of post-employment retiree health or life coverage for any Employee of an Acquired Company other than by reason of continuation health coverage under Section 4980B(f) of the Code and the corresponding provisions of ERISA.

(d)    All contributions and premiums due and owing to or in respect of any Employee Benefit Plan prior to the Closing have been paid in full prior to the Closing in accordance with the terms of such Employee Benefit Plan.

(e)    Except to the extent prohibited by applicable Law, the Acquired Companies have the right at any time to amend in any manner or terminate any Employee Benefit Plan or to terminate their participation in any Employee Benefit Plan.

(f)    In connection with the consummation of the transactions contemplated herein, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated herein, or under any Employee Benefit Plan or under any other contract or arrangement that, in the aggregate, would be reasonably likely to result in adverse tax treatment under Sections 280G and 4999 of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5) of the Code), whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(g)    The representations and warranties set forth in this Section 5.19 are Sellers’ sole and exclusive representations regarding employee benefits.

5.20       Customers and Suppliers.

(a)    Section 5.20(a) of the Disclosure Schedule contains a list of the names of the ten (10) most significant customers (by dollar amount of sales) of the Acquired Companies, taken as a whole, for the year ended December 31, 2016 and the dollar amount of sales for each such customer during such periods.  No Acquired Company has received any written notice that any such customer has ceased or will cease, other than in the Ordinary Course of Business, to purchase products or services of such Acquired Company or has substantially reduced or intends to substantially reduce, other than in the Ordinary Course of Business, the purchase of products or services from such Acquired Company.

(b)    Section 5.20(b) of the Disclosure Schedule contains a list of the names of the ten (10) most significant suppliers (by dollar amount of purchases) of the Acquired Companies, taken as a whole, for the year ended December 31, 2016 and the dollar amount of purchases from each such supplier during such periods.  No Acquired Company has received any written notice that any such supplier has ceased or will cease, other than in the Ordinary Course of Business, to sell materials to such Acquired Company or has substantially reduced or intends to substantially reduce, other than in the Ordinary Course of Business, the sale of materials to such Acquired Company.

5.21       Personal Property, Machinery, and Equipment.  Each of the Acquired Companies has good and valid title to, or a valid leasehold interest in, each item of personal property, machinery, and equipment reflected in the Most Recent Financial Statements or acquired after December 31, 2016 (collectively, the “Material Personal Property”), free and clear of all Encumbrances other than Permitted Encumbrances.  The Material Personal Property is, in all material respects, in good working condition and repair (ordinary wear and tear excepted) and is not in need of maintenance or repair, except for ordinary, routine maintenance and repair in the Ordinary Course of Business.  The Material Personal Property, when taken together with the Transition Services Agreement, constitutes all of the personal property, machinery, and equipment necessary to conduct the business of the Acquired Companies as currently conducted.

5.22       Accounts Receivable; Accounts Payable; Inventory.

(a)    The accounts receivable shown on the face of the Most Recent Balance Sheet and the accounts receivable shown on the face of the Estimated Balance Sheets represent valid receivables arising from sales made or services performed (or being performed) by such Acquired Company in the Ordinary Course of Business.  To the Knowledge of Sellers, there is no contest, claim, or right of set off, other than reserves established in the Ordinary Course of Business, under any Contract with any obligor of any such accounts receivable relating to the amount or validity of such accounts receivable.

(b)    The accounts payable shown on the face of the Most Recent Balance Sheet have arisen in the Ordinary Course of Business.

(c)    All raw materials, components, work in process, spare parts, and finished goods inventories of the Acquired Companies are owned by the applicable Acquired Company free and clear of all Encumbrances other than Permitted Encumbrances, and no such inventory is held on a consignment basis.

5.23      Warranties.  There are no outstanding claims against any Acquired Company with respect to any warranties provided to customers by such Acquired Company.

5.24      Affiliate Transactions.  Section 5.24 of the Disclosure Schedule sets forth a list of all transactions, since the date of the Most Recent Financial Statements, between an Acquired Company, on the one hand, and any Seller or an Affiliate of any Seller (other than an Acquired Company), on the other hand. No director, officer, Employee, insider or other non-arm's length party of any Acquired Company is indebted to such Acquired Company.

5.25      Books and Records.  Complete and correct copies of the minute books, shareholders registers and stock record books of each of the Acquired Companies have been made available to Buyers.  At the Closing, the minute books, shareholders registers, stock record books, books, records, and Contracts of each of the Acquired Companies will be in the possession of an Acquired Company.

5.26      GPTS; GPEG Hong Kong.  Except as set forth in Section 5.26 of the Disclosure Schedule, GPTS has never carried on any business and has no assets and no liabilities.  Other than in connection with its ownership interest in Braden China, GPEG Hong Kong has no material operations or any assets or liabilities.

5.27       Disclosure.  Except for the representations and warranties contained in Article III and this Article V, no Seller nor any other Person has made or makes any representation or warranty, either written or oral, express or implied, on behalf of any Seller, to Buyers or any of their respective Affiliates, including any representation or warranty as to the future revenue, sales, profitability, financial performance, or success of any of the Acquired Companies.

Article VI
COVENANTS AND AGREEMENTS

6.1        Cooperation; Consents and Approvals.

(a)    Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article VII).

(b)    Each of Buyers and Sellers shall use commercially reasonable efforts to obtain consents of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.  All costs incurred in connection with obtaining such consents, including the HSR Act filing fee, shall be borne by Buyers.  Each Party shall make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.  Without limiting the foregoing, Sellers, the Acquired Companies and their Affiliates, on one hand, and Buyers and their respective Affiliates, on the other, shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other Party.

(c)    In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(d)    Sellers shall, and (prior to Closing) shall cause the Acquired Companies to, use commercially reasonable efforts to obtain, as promptly as practicable, any consents, approvals and waivers from third parties required in connection with the consummation of the transactions contemplated by this Agreement.  Buyers shall use commercially reasonable efforts to cooperate with Sellers and the Acquired Companies in obtaining such consents, approvals and waivers.

6.2       Access.  Prior to the Closing, Sellers will cause the Acquired Companies to permit each Buyer to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal business operations of the Acquired Companies, to the premises, properties, personnel, books, records, Contracts, and documents of or pertaining to the business of the Acquired Companies as either Buyer may reasonably request.  All requests for information made pursuant to this Section 6.2 shall be directed to the individuals listed in Section 6.2 of the Disclosure Schedule or such other individuals as may be designated in writing by Sellers to receive such requests.  Each Buyer agrees not to contact, without the prior written consent of Seller, any Employee (other than those listed in Section 6.2 of the Disclosure Schedule), customer, supplier, vendor, distributor, or other material business relationship of the Acquired Companies, other than in such Buyer’s ordinary course of business for purposes of discussing matters other than the Acquired Companies or the transactions contemplated by this Agreement.

6.3       Notification of Certain Matters.  Prior to the Closing, each Party shall give prompt notice to the other Party of (a) any Proceeding commenced or threatened whether or not in writing wherein an unfavorable Decree would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (b) any failure by such Party to comply with or satisfy any covenant, agreement, or condition to Closing to be complied with or satisfied by it under this Agreement, (c) any fact, circumstance, event, or action the existence, occurrence, or taking of which has resulted in any representation or warranty made by such Party hereunder not being true or correct, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (e) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement. Prior to the Closing, the Sellers shall give prompt written notice to Buyers of any Material Adverse Change.

6.4       Operation of Business.  From the date of this Agreement until the Closing, except (a) as otherwise contemplated by this Agreement, including, but not limited to, the Pre-Closing Transactions, (b) for matters set forth in Section 6.4 of the Disclosure Schedule, or (c) as otherwise required by Law or any Governmental Authority, Sellers will cause the Acquired Companies not to (i) take any action described in any of the clauses of Section 5.8 or (ii) otherwise take any action or enter into any transaction outside the Ordinary Course of Business, in each case, without the prior written consent of Buyers (which consent shall not be unreasonably withheld, conditioned, or delayed).

6.5       No Solicitation.  During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Sellers shall not take, or permit any Acquired Company to take, any action, directly or indirectly, to solicit, encourage, initiate, or engage in discussions or negotiations with, or provide any information to or enter into any agreement or other instrument (whether or not binding) (including any confidentiality or non-disclosure agreement) with, any Person (other than Buyers and their respective Affiliates) concerning any Acquisition Proposal.  Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by any Seller or any Acquired Company) notify Buyers of any Acquisition Proposal or request for information with respect to any Acquisition Proposal and, unless prohibited by the terms of an applicable confidentiality or non-disclosure agreement (or similar legally binding obligation) entered into by and between any Seller or any Acquired Company, on the one hand, and a third party, on the other hand, prior to the date hereof, the material terms and conditions of any such Acquisition Proposal and the identity of the Person making same.

6.6       Supplements to Disclosure Schedule.  From time to time prior to the Closing, Sellers shall have the right to supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each, a “Schedule Supplement”).  Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.1 have been satisfied; provided,  however, that if Buyers have the right to, but does not elect to, terminate this Agreement within the later of (a) five (5) Business Days of its receipt of such Schedule Supplement, and (b) the expiry of the applicable notice period in Section 9.1(c), then Buyers shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.2 with respect to such matter.

6.7       Expenses.  Except as otherwise provided in this Agreement, each Party shall pay its respective costs and expenses in connection with the negotiation and preparation of this Agreement and its performance hereunder, including fees, expenses, and disbursements of third party brokers, attorneys, and accountants.

6.8       Confidentiality.

(a)    In addition to and without in any way limiting the provisions of the Confidentiality Agreement, (i) each Party agrees that the terms of this Agreement and all information received pursuant to this Agreement shall, from and after the date hereof, be kept in strict confidence by such Party and such Party shall not disclose such information to any third party and (ii) Sellers agree that all information concerning the Acquired Companies and the business of the Acquired Companies that is not already generally available to the public shall, from and after the Closing, be kept in strict confidence by Sellers and Sellers shall not disclose such information to any third party.  Such confidentiality shall be maintained to the same extent as such Party maintains its own confidential information and shall be maintained until such time, if any, as such information either is, or becomes, published or a matter of public knowledge through no fault or omission on the part of either Party.  Notwithstanding the preceding two (2) sentences, (A) this Section 6.8(a) shall not apply to Buyers after Closing or after termination of this Agreement, and (B) a Party shall be permitted to make any such disclosure to (x) its directors, managers, officers, Employees, lenders, prospective lenders, agents, advisors, attorneys, or other representatives who legitimately need to know such information and who agree to keep such information confidential and are made aware of such Party’s obligations of confidentiality under this Agreement and (y) the extent requested by a Governmental Authority or required by applicable Law or legal process (in which case such Party shall, to the extent reasonably practicable and legally permissible, provide the other Party with advance notice of such disclosure, shall use commercially reasonable efforts to resist such disclosure, and, at the request of such other Party, shall reasonably cooperate with such other Party, at such other Party’s sole cost and expense, to limit or prevent such disclosure).

(b)    The Parties (i) acknowledge that GPEG and Innova Global Ltd., an Affiliate of Buyers, have previously executed the Confidentiality Agreement and (ii) agree that this Agreement does not, and any termination of this Agreement shall not, in any manner modify or limit Sellers’ or Buyers’ rights and obligations under the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms until the Closing.

6.9       No Public Announcement.  Prior to the Closing, unless otherwise required by applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of GPEG are listed, no press release or public announcement related to this Agreement or the transactions contemplated hereby, or any other announcement or communication to the Employees, customers, suppliers, or vendors of the Acquired Companies, shall be issued or made by either Party without the approval of the other Party, which approval shall not be unreasonably withheld, conditioned, or delayed.  The Parties shall cooperate as to the timing and contents of any such press release or public announcement.

6.10       Directors’ and Officers’ Indemnification.

(a)    During the six (6) years following the Closing Date, (i) all rights to indemnification or exculpation now existing in favor of the current and former directors and officers of the Acquired Companies and other Persons (the “Company Indemnified Persons”), as provided in their respective Organizational Documents as of the date of this Agreement, with respect to any matters occurring prior to the Closing, shall survive the transactions contemplated by this Agreement, and (ii) Buyers shall not permit the Organizational Documents of the Acquired Companies to be amended in any respect to the contrary.  To the maximum extent permitted by Law, such indemnification shall be mandatory rather than permissive, and the Acquired Companies shall advance expenses in connection with such indemnification as provided in the Organizational Documents of the Acquired Companies as of the date of this Agreement.

(b)    For a period of six (6) years following the Closing Date, GPEG shall cause to be maintained in effect the policies of directors’ and officers’ liability insurance pertaining to the directors and officers of the Acquired Companies that are currently maintained by GPEG.

(c)    The Company Indemnified Persons entitled to the indemnification, liability limitation, exculpation, and insurance described in this Section 6.10 are intended to be third party beneficiaries of this Section 6.10.  This Section 6.10 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and shall be binding on all successors and assigns of Buyers.

(d)    If Buyer, the Acquired Companies or any of their respective successors or assigns, proposes to (i) consolidate with or merge into any other Person, or (ii) transfer all or substantially all of its assets or properties to any Person, then, and in each case, Buyers shall cause proper provision to be made prior to or concurrently with the consummation of such transaction so that the surviving corporation or entity in such proposed transaction, or the successors and assigns of Buyers or the Acquired Companies, as the case may be, shall, from and after the consummation of such transaction, assume and comply with the covenants and obligations set forth in this Section 6.10.

6.11       Employment Matters.

(a)    During the period beginning on the Closing Date and ending on the one (1) year anniversary of the Closing Date, Buyers shall provide Employees who continue to be employed by any Acquired Company with at least the same salary or hourly wage rate as provided to such Employees immediately prior to the Closing Date (unless Buyers in good faith conclude that the manner or amount of payment is not consistent with applicable Law) and with employee benefits (excluding equity arrangements) that are at least as favorable in the aggregate to the Employee Benefit Plans maintained by the Acquired Companies as of the date of this Agreement.  Buyers further agree that, from and after the Closing Date, each Buyer shall cause the Acquired Companies to grant all of their employees credit for any service with the Acquired Companies earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement, or arrangement that may be established or maintained by any Buyer or Acquired Company on or after the Closing Date (collectively, the “New Plans”), except as would result in duplication of benefits.  In addition, each Buyer shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods, and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an Employee under any Employee Benefit Plan as of the Closing Date, and (B) cause any deductible, co-insurance, and covered out-of-pocket expenses paid during the calendar year of the Closing and on or before the Closing Date by any Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance, and maximum out of pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation.  Notwithstanding anything contained herein or in the Transition Services Agreement to the contrary, Buyers shall cause such employees to be covered under Employee Benefit Plans maintained by one of the Buyers, one of the Acquired Companies or one of their respective Affiliates no later than January 1, 2018.

(b)    After the Closing, each Buyer shall ensure that no Acquired Company shall, at any time within ninety (90) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the U.S. Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder (the “WARN Act”).  Prior to and as of the Closing, Sellers shall ensure that no Acquired Company has taken or failed to take any action that results in obligations to any Buyer or any of their respective Affiliates under the WARN Act.

(c)    The Acquired Companies will cease to be participating employers in the 401(k) plan maintained by Sellers effective as of the Closing Date, and each Buyer agrees to establish or make available to the employees of the Acquired Companies effective within sixty (60) days after the Closing Date a defined contribution plan that is qualified under Sections 401(a) and 401(k) of the Code that will accept rollovers from the 401(k) plan maintained by Sellers in which employees of the Acquired Companies participate, including, to the extent permitted by the 401(k) plan maintained by Sellers, rollovers of promissory notes that represent participant loans of such employees.

(d)    Nothing contained in this Section 6.11, express or implied, is intended to confer upon any Employee any right to continued employment for any period or continued receipt of any specific employee benefit, nor shall constitute an amendment to or any other modification of any New Plan or existing Employee Benefit Plan.  Furthermore, this Section 6.11 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.11, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever.

6.12       Preservation of Books and Records.  After the Closing Date, Buyers shall, and shall cause the Acquired Companies to, consistent with its record keeping policies but not less than until the seventh (7th) anniversary of the Closing Date, retain all books, records, and other documents of the Acquired Companies relating to periods prior to the Closing and, except as prohibited by applicable Law, make the same available for inspection and copying by Sellers (at Sellers’ expense) during normal business hours, upon reasonable request, and upon reasonable notice; provided that Buyers shall, and shall cause the Acquired Companies to, make the same available for inspection and copying within two (2) Business Days following the date Sellers’ request is received by Buyers.  Buyers shall not, and shall cause the Acquired Companies not to, destroy or permit to be destroyed any such books, records, or documents after said anniversary of the Closing Date without first advising Sellers in writing and giving Sellers a reasonable opportunity to obtain possession thereof.  After the Closing Date, Sellers shall, and shall cause their applicable Affiliates to, consistent with its record keeping policies but not less than until the seventh (7th) anniversary of the Closing Date, retain all books, records, and other documents of the Acquired Companies, if any, relating to periods prior to the Closing which are not purchased by Buyer hereunder and, except as prohibited by applicable Law, make the same available for inspection and copying by Buyers (at Buyers’ expense) during normal business hours, upon reasonable request, and upon reasonable notice; provided that Sellers shall make the same available for inspection and copying within two (2) Business Days following the date Buyers’ request is received by Sellers.  Sellers shall not, and shall cause its applicable Affiliates not to, destroy or permit to be destroyed any such books, records, or documents after said anniversary of the Closing Date without first advising Buyers in writing and giving Buyers a reasonable opportunity to obtain possession thereof.

6.13       Transfer Taxes.  The Party responsible under applicable Law for filing any Tax Return and other documentation with respect to any transfer (including stock transfer), recording, documentary, sales, use, stamp, registration, severance, and other Taxes and fees (“Transfer Taxes”) shall prepare and file such Tax Return.  Any such Transfer Taxes shall be borne equally by Buyers, on the one hand, and by Seller, on the other hand.  Buyers or Seller, as the case may be, shall promptly remit payment for fifty percent (50%) of any such Transfer Taxes to the other Party.

6.14       Further Assurances; Transition Matters.

(a)    Subject to the terms and conditions of this Agreement, each Party agrees, from time to time as and when requested by the other Party, to execute and deliver, or cause to be executed and delivered, all such documents, and to use its commercially reasonable efforts to take, or cause to be taken, all such further or other appropriate actions and to do, or cause to be done, all other things, as such other Party may reasonably deem necessary or desirable to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.  In further of the foregoing, as soon as practicable following the Closing, (i) GPEG C.V., represented by its general partner GPEG LLC, will transfer the shares in the capital of Global Power Netherlands to Innova Global Europe who shall accept such shares, free from any and all Encumbrances, by executing the deed of transfer of such shares, substantially in the form attached hereto as Exhibit F (the “Dutch Deed of Transfer”) (it being understood that such Dutch Deed of Transfer may be notarized on the Business Day immediately following the Closing Date); and (ii) Sellers shall deliver evidence of issuance of new stock certificates to replace the existing stock certificates of GPEG Hong Kong to the third party secretarial agent for GPEG Hong Kong.

(b)    In order to effectively transition the business of GPEG Hong Kong and Braden China, the Parties have agreed that the directors, officers and/or authorized representatives for each of GPEG Hong Kong and Braden China as of the date of this Agreement (the “Authorized Persons”) shall continue to hold their respective positions post-Closing until the Dividend has been paid.  In furtherance of the foregoing and in order to facilitate the payment of the Dividend, each of Buyers and Sellers shall, at the expense of Sellers, use its reasonable commercial efforts, and shall cause their respective Subsidiaries and Affiliates to, from time to time as and when requested by the other Party, to execute and deliver, or cause to be executed and delivered, all such documents, and to use its reasonable commercial efforts to take, or cause to be taken, all such actions and to do, or cause to be done, all other things necessary in order to cause (i) the Dividend to be paid as soon as practicable following the Closing Date, and (ii) each of the Authorized Persons to resign from their respective positions at GPEG Hong Kong and Braden China as promptly as practicable following the date on which the Divided is paid.  Notwithstanding anything contained herein to the contrary, Buyers shall not, and shall cause the Acquired Companies not to, take any action post-Closing that would prevent, impede, delay or otherwise adversely impact the ability of Braden China and GPEG Hong Kong to make the Dividend payment, including but not limited to, changing any of the Authorized Persons prior the payment of the Dividend or making any filing with any Governmental Authority with respect to Braden China or GPEG Hong Kong that has the effect of preventing, impeding, delaying or adversely impacting the Dividend.

(c)    Buyers further agree that to the extent that any of the Authorized Persons incur any Losses in connection with any such Authorized Person continuing to hold their respective positions at GPEG Hong Kong and/or Braden China, as applicable, from and after the Closing Date, then Buyers shall, to the extent such Losses result from events or circumstances arising after the Closing Date, indemnify, defend and hold harmless each such Authorized Person against, and reimburse such Authorized Person for, any and all Losses, including costs or expenses, and shall in any event promptly reimburse each such Authorized Person to the extent such Authorized Person incurs any Losses in connection with continuing to serve in his or her position, except in each case to the extent that such Losses are the result of the negligence, bad faith or willful misconduct of any of the Authorized Persons.

In the event that Buyers incur Losses as a result of the negligence, bad faith or willful misconduct of any of the Authorized Persons after the Closing Date, then Sellers shall indemnify, defend and hold harmless any Buyers against, and reimburse such Buyer for, any and all Losses.

(d)    Within thirty (30) days following the Closing Date, in addition to, and not in lieu of, the adjustment the Purchase Price pursuant to Section 2.4, Buyers shall make a one-time cash payment in U.S. dollars in immediately available funds to GPEG, on behalf of the Sellers, in an amount equal to the aggregate amount of free cash on the balance sheet of Braden China as of the Closing Date less the amount of the previously declared Dividend, which amount shall be paid to Sellers in respect of the cash balances at Braden China as of the Closing Date.  The Dividend and the amount paid pursuant to this Section 6.14(d) shall not be taken into account for the purposes of the Final Closing Statement so as to avoid duplication.  For the avoidance of doubt, the amount paid to the Sellers in respect of the Dividend and in respect of this Section 6.14(d) shall be net of any applicable taxes and withholdings to the extent that such amounts have not been previously paid by Sellers.

(e)    All payments and reimbursements made after the Closing Date in the ordinary course of business by any third party in the name of or to any Seller or any of its Affiliates in connection with or arising out of the business conducted by the Acquired Companies shall be held by Seller or its Affiliate, as applicable, in trust for the benefit of the Buyers and the Acquired Companies.  Sellers or its Affiliate, as applicable, shall pay over the amount of such payment or reimbursement to Buyers within five (5) Business Days of receipt thereof.

(f)    All payments and reimbursements made after the Closing Date in the ordinary course of business by any third party in the name of or to any Acquired Company or any Buyer in connection with or arising out of the business conducted by Seller or any of its Affiliates (which, for the avoidance of doubt, shall not include the Acquired Companies) shall be held by the applicable Acquired Company or its Affiliate, as applicable, in trust for the benefit of Sellers.  The Acquired Company or Buyer, as applicable, shall pay over the amount of such payment or reimbursement to Sellers within five (5) Business Days of receipt thereof.

6.15      Tax Matters.

(a)    Sellers shall be responsible for all Taxes of the Acquired Companies for all Pre-Closing Taxable Periods.  In the case of any Taxes of the Acquired Companies that are payable with respect to any Taxable period that begins on or before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall:  (i) in the case of Taxes that are either (A) based upon or related to income, receipts, or expenditures or (B) imposed in connection with any sale, transfer, or assignment or any deemed sale, transfer, or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Taxable year or period ended on the Closing Date; and (ii) in the case of all other Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  Without limiting the generality of the immediately preceding sentence, any transaction bonuses or other compensatory payments or payment obligations of the Acquired Companies to Employees or other Persons that will become due and payable as a result of the consummation of the transactions contemplated by this Agreement shall be considered to have been paid in the portion of the Straddle Period ending on the Closing Date.

(b)    Sellers shall prepare (or cause to be prepared), and Buyers shall cause the Acquired Companies to timely file, all Tax Returns of the Acquired Companies for all Pre-Closing

Taxable Periods.  Braden Manufacturing’s operations for the period January 1, 2017 through and including the Closing Date shall be reported on the 2017 consolidated U.S. federal income Tax Return for the affiliated group for which the Acquired Companies are members during the period of January 1, 2017 through and including the Closing Date.  Buyers shall prepare and timely file (or cause to be prepared and filed) Tax Returns of the Acquired Companies for Straddle Periods.  For Tax Returns described in the preceding two (2) sentences, (i) each such Tax Return shall be prepared on a basis consistent with the prior Tax Returns of the Acquired Companies, except as required by applicable Law, and (ii) the preparing Party shall provide a copy of any such Tax Return to the other Party at least thirty (30) days before they are due, taking into consideration extensions of time to file, for the other Party’s review and approval, which approval shall not be unreasonably withheld, conditioned, or delayed.  Sellers and Buyers shall attempt in good faith to resolve any disagreements regarding Tax Returns prepared pursuant to this Section 6.15(b) prior to the due date for filing.  If Sellers and Buyers are unable to resolve any dispute with respect to such Tax Return at least ten (10) prior to the due date for filing, such dispute shall be resolved by the Neutral Auditor.  The fees and expenses of the Neutral Auditor shall be borne equally by the Sellers, on the one hand, and Buyers, on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, (i) such Tax Return shall be filed in the manner in which the party responsible for such Tax Return deems correct and (ii) upon resolution of such dispute by the Neutral Auditor, the parties agree to file amended Tax Returns reflecting such resolution.  With respect to any Tax Returns filed with respect to any Pre-Closing Taxable Periods, or with respect to any Straddle Period, Sellers shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns and the Taxes properly allocable to the portion of the Straddle Period ending on the Closing Date (“Sellers’ Taxes”), to the extent not previously taken into account as a Current Liability in calculating the Final Working Capital.  Buyers shall notify Sellers of the amount due in respect of any such Straddle Period Tax Return no later than fifteen (15) Business Days prior to the date on which such Tax Return is due.  To the extent that the aggregate Sellers’ Taxes exceeds the amount of Taxes included as Current Liabilities in the calculation of Final Working Capital, Sellers shall promptly remit such excess to Buyers.  To the extent that the amount of Taxes included as Current Liabilities in the calculation of Final Working Capital exceeds the aggregate Sellers’ Taxes, Buyers shall promptly remit such excess to Seller.

(c)    Any refund of Taxes paid to any Acquired Company, any Buyers or any of their respective Affiliates with respect to a Pre-Closing Taxable Period or the portion of the Straddle Period for which Sellers are responsible for Taxes, other than a refund (i) attributable to a carryback of losses incurred in periods after the Closing or attributable to a carryforward of losses to a post-Closing period or (ii) included in the calculation of Final Working Capital, shall be for the benefit of Sellers and shall be paid to Sellers no later than ten (10) Business Days after receipt of payment by the applicable Acquired Company, Buyer or Buyer’s Affiliates.  Subject to Sellers’ responsibility to prepare Tax Returns pursuant to the first sentence of Section 6.15(b), Buyers shall use commercially reasonable efforts (including filing any necessary amendments of Tax Returns) to carryback any losses incurred during any Pre-Closing Taxable Period or portion of the Straddle Period for which Sellers are responsible to prior taxable periods, and to seek refunds in order to maximize the potential refunds of Taxes payable to Sellers pursuant to this Section 6.15(c). Except as contemplated by Section 6.14, Buyers shall not cause or permit any Acquired Company to make a dividend payment or other distribution before the end of the current taxable year that will cause an increase in the amount of Taxes for which Sellers are liable with respect to any Pre-Closing Tax Period or portion of the Straddle Period.

(d)    Each of Sellers and Buyers shall provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the other with any records or information that may be relevant to such Tax Return, audit or examination, or proceedings.  Such assistance shall include (i) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 6.15(d) and (ii) providing copies of any relevant Tax Return and supporting work schedules.  The Party requesting assistance pursuant to this Section 6.15(d) shall reimburse the other Party for reasonable out-of-pocket expenses incurred in providing such assistance.

(e)    No Buyer nor any Acquired Company shall make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

(f)    Whenever any taxing authority sends a notice of an audit, initiates an examination of any of the Acquired Companies, or other otherwise asserts a claim, makes an assessment, or disputes the amount of Taxes (each, a “Tax Contest”) for any Pre-Closing Taxable Period, Buyers shall promptly notify the Sellers, and the Sellers shall have the right to control any resulting proceedings and, subject to the immediately following sentence, to determine whether and when to settle any such Tax Contest; provided,  however, that the Sellers shall keep Buyers apprised of all developments relating to any such Tax Contest and shall conduct the defense of any such Tax Contest diligently and in good faith.  The Sellers shall not settle, compromise and/or concede a Tax Contest if such settlement, compromise and/or concession would have an adverse impact on Buyers or any Acquired Company for a Post-Closing Taxable Period (including the portion of a Straddle Period beginning the day after the Closing Date), without the consent of Buyers, which consent shall not be unreasonably withheld, conditioned or delayed.  With respect to any Tax Contest concerning the Acquired Companies with respect to any Straddle Period or Post-Closing Taxable Period, the Sellers shall promptly notify Buyers, and Buyers shall have the right to control any resulting proceedings and, subject to the immediately following sentence, to determine whether and when to settle any such Tax Contest; provided,  however, in the case of a Tax Contest that relates to a Straddle Period, the Sellers shall have the right to participate in such Tax Contest at their own expense.  Buyers shall not settle, compromise and/or concede a Tax Contest if such settlement, compromise and/or concession would have an adverse impact on the Sellers for a Pre-Closing Tax Period (including the portion of a Straddle Period ending on the Closing Date), without the consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)    No Buyer nor any Acquired Company shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of any Acquired Company with respect to a Pre-Closing Taxable Period or a Straddle Period without the prior written consent of the Sellers, which consent shall be unreasonably withheld, conditioned or delayed.

6.16      Restrictive Provisions.

(a)    For a period of seven (7) years commencing on the Closing Date, no Seller nor any of its wholly-owned subsidiaries (each, a “Restricted Person,” and, collectively, the “Restricted Persons”) shall, directly or indirectly, (i) engage in or assist others in engaging in a Competing Business (as conducted at the Closing) in the countries in which the Acquired Companies, taken as a whole, as of the Closing conduct a material amount of business (the “Territory”), (ii) have an interest in any Person that engages directly or indirectly in a Competing Business (as conducted at the Closing) in the Territory in any capacity, including as a partner, stockholder, member, agent, or consultant, or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Acquired Companies and customers or suppliers of the Acquired Companies.  Notwithstanding the foregoing, each of the Restricted Persons may (A) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Person is not a controlling person of, or a member of a group that controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person or (B) merge with or acquire any business in which the Competing Business (as conducted at the Closing) constitutes ten percent (10%) or less of the earnings, revenue, or assets of such business (or more than ten percent (10%) so long as such Restricted Person shall use commercially reasonable efforts to divest, as soon as reasonably practicable, its interest in such business relating to the Competing Business (as conducted at the Closing)).

(b)    For a period of seven (7) years commencing on the date hereof, the Restricted Persons shall not, directly or indirectly, solicit or entice, or attempt to solicit or entice, any customers of the Acquired Companies as of the Closing for purposes of diverting their business or services from the Acquired Companies.

(c)    For a period of three (3) years commencing on the date hereof, the Restricted Persons shall not, directly or indirectly, hire or solicit management-level Employees of any of the Acquired Companies as of immediately following the Closing; provided that the foregoing shall not prohibit (i) general solicitations of employment not specifically targeted to such Employees and any hiring resulting therefrom, (ii) solicitations of such Employees following termination of their employment by the applicable Acquired Company and any hiring resulting therefrom, or (iii) contacts by such Employees on their own initiative without any solicitation or encouragement from the Restricted Persons and any hiring resulting therefrom.

(d)    If any Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 6.16, Buyers shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyers under law or in equity:  (i) the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyers and that money damages may not provide an adequate remedy; and (ii) the right and remedy to recover from such Seller all monetary damages suffered by such Buyer as a result of any acts or omissions constituting a breach of this Section 6.16.

(e)    Each Seller acknowledges that the restrictions contained in this Section 6.16 are reasonable and necessary to protect the legitimate interests of Buyers and, following the Closing, the Acquired Companies and constitute a material inducement to Buyers to enter into this Agreement and consummate the transactions contemplated hereby.  In the event that any covenant contained in this Section 6.16 should be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.  The covenants contained in this Section 6.16 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.17      Release.  Effective as of the Closing, each Seller fully releases, waives, acquits, and discharges forever, unconditionally and irrevocably, the Acquired Companies from, against, and with respect to any and all Losses that such Seller ever had, now has, or may hereafter have or acquire against any of the Acquired Companies for or by reason of any matter, cause, or thing whatsoever occurring on or prior to the Closing and relating to the Acquired Companies; provided that the foregoing shall not apply to, or restrict in any way, (a) Losses expressly contemplated by this Agreement (including, for the avoidance of doubt, indemnification under Article VIII), (b) claims for indemnification or reimbursement under the Organizational Documents of the Acquired Companies as contemplated by Section 6.10, and (c) items set forth in Section 6.17 of the Disclosure Schedule.

6.18      Closing Indebtedness and Company Transaction Expenses.  Prior to or on the Closing Date, each Seller shall satisfy all Closing Indebtedness and Company Transaction Expenses.

6.19      Release of Encumbrances; Letters of Credit.

(a)    Each Seller shall coordinate with its lenders and any other secured party of the Acquired Companies (other than the parties to Contracts listed on Section 6.19(a) of the Disclosure Schedule and the parties to Contracts similar to such Contracts) so that at the Closing, such lenders and such secured parties, if any, will release all of their respective guarantees by and Encumbrances on the Acquired Companies and their respective assets and will execute and deliver to Sellers UCC-3 termination statements and any other documentation reasonably requested by Buyers evidencing the consent of such lenders and such secured parties, if any, to the sale of the Securities by Sellers and the release of all such guarantees by and Encumbrances on the Acquired Companies and their respective assets in their favor.

(b)    From and after the Closing Date, subject to customer cooperation, Buyers shall use commercially reasonable efforts to terminate, or cause a Buyer or one of its Affiliates to be substituted in all respects for Sellers and their respective Affiliates in respect of all obligations of Sellers and their respective Affiliates under any undrawn or uncalled guarantees, bonds or letters of credit relating to the business of Braden Europe, Braden USA or CFI. If Buyers are unable to replace such guarantees, bonds and letters of credit within 120 days following the Closing Date due to a lack of customer cooperation, then the Parties will in good faith discuss potential acceptable resolutions. From and after the Closing Date, without the prior written consent of Sellers, Buyers shall not, and shall not permit any of the Acquired Companies to, renew or extend the term of, increase its monetary obligations (or any other obligations for which Sellers might be liable) under, or transfer to a third party, any of the guarantees, bonds or letters of credit described in Section 6.19(b) of the Disclosure Schedule and for which any Seller is or may be liable unless all obligations of Sellers and are terminated by documentation reasonably satisfactory in form and substance to Sellers. Sellers shall reasonably cooperate with Buyers and their respective Affiliates in connection with the termination or substitution required by this Section 6.19(b).    Buyers further agree that to the extent Sellers incur any Losses in connection with any such guarantee, bond or letter of credit on or after the Closing Date, Buyers shall, to the extent such Losses result from events or circumstances arising after the Closing Date, indemnify, defend and hold harmless Sellers against, and reimburse Sellers for, any and all Losses, including costs or expenses in connection with such guarantees, bonds or letters of credit, including Sellers’ expenses in maintaining such guarantee, bond or letter of credit, whether or not any such guarantee, bond or letter of credit is drawn upon or required to be performed, and shall in any event promptly reimburse Sellers to the extent any guarantee, bond or letter of credit is called upon as a result of events or circumstances arising after the Closing Date and Sellers incur any Losses in connection with such guarantee, bond or letter of credit.

6.20      Pre-Closing Transactions.  Prior to or at the Closing, each Seller shall, and shall cause its Subsidiaries to, take all necessary action to cause the pre-closing transactions listed on Section 6.20 of the Disclosure Schedule (the “Pre-Closing Transactions”) to be completed.

6.21      Termination of Intercompany Accounts.  Subject to the terms of the Transition Services Agreement, prior to or at the Closing, each Seller shall take all necessary action to cause all Contracts, Commitments, or transactions, including all amounts payable or receivable resulting therefrom, between any Seller or any of its Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, to be satisfied as of the Closing; provided,  however, that Sellers and their respective Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, shall be permitted to enter into Contracts, commitments, or transactions with one another following the Closing.

Article VII
CONDITIONS PRECEDENT

7.1       Conditions to Obligation of Buyers.  The obligation of Buyers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)    each of the representations and warranties of Sellers set forth in Articles III and V shall be correct in all respects (in the case of any representation or warranty qualified by materiality, including references to “Material Adverse Change” and “Material Adverse Effect”) or in all material respects (in the case of any representation or warranty not qualified by materiality, including references to “Material Adverse Change” and “Material Adverse Effect”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b)    Sellers shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by Sellers under this Agreement at or prior to the Closing;

(c)    no Proceeding shall be pending or threatened in writing wherein an unfavorable Decree would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such Decree shall be in effect);

(d)    Sellers shall have delivered to Buyers a certificate to the effect that each of the conditions specified in Sections 7.1(a) through (c) is satisfied;

(e)    any required waiting periods (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have terminated or expired, and all other consents of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained;

(f)    Sellers shall have delivered to Buyers the deliveries set forth in Section 2.6(a);

(g)    all approvals, consents, and waivers that are listed in Section 7.1(g) of the Disclosure Schedule shall have been received, and Sellers shall have delivered to Buyers executed counterparts thereof;

(h)    Sellers shall have delivered to Buyers a good standing certificate for each of Braden Manufacturing and GPTS from the Secretary of State of Delaware;

(i)    Sellers shall have delivered to Buyers a certificate of an officer of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or board of managers, as applicable, of such Seller authorizing the execution, delivery and performance of this Agreement and the other transaction documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(j)    Sellers shall have caused each Acquired Company to deliver to Buyers a certificate of an officer of such Acquired Company certifying that attached thereto are true, correct, and complete copies of the Organizational Documents of such Acquired Company;

(k)   except as otherwise may be directed by Buyers prior to the Closing, Sellers shall have delivered to Buyers the resignations of the directors and officers of each of the Acquired Companies set forth in Section 7.1(k) of the Disclosure Schedule;

(l)    Sellers shall have paid or otherwise satisfied all Closing Indebtedness and Company Transaction Expenses;

(m)  the minute books, shareholders registers, stock record books, books, records, and Contracts of the Acquired Companies will be in the possession of or delivered to the applicable Acquired Company;

(n)   Innova Global Management LP (Canada) shall have purchased certain intellectual property from Braden Manufacturing for $2,000,000 in cash;

(o)   Sellers shall have completed the Pre-Closing Transactions;

(p)   Buyers shall have received the UCC-3 termination statements and other documentation contemplated by Section 6.19; and

(q)   Sellers shall have delivered to Buyers the Transition Services Agreement and the Escrow Agreement, each as duly executed by Sellers.

7.2        Conditions to Obligation of Sellers.  The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)    each of the representations and warranties of Buyers set forth in Article IV shall be correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b)    Buyers shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by Buyers under this Agreement at or prior to the Closing;

(c)    no Proceeding shall be pending or threatened in writing wherein an unfavorable Decree would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such Decree shall be in effect);

(d)    Buyers shall have delivered to Sellers a certificate to the effect that each of the conditions specified in Sections 7.2(a) through (c) is satisfied;

(e)    Buyers shall have delivered to Sellers the deliveries set forth in Section 2.6(b);

(f)    Any required waiting periods (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have terminated or expired, and all other consents of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

(g)    Buyers shall have delivered to Sellers a good standing certificate for each Buyer (other than Innova Global Europe) from the applicable Secretary of State (or equivalent Governmental Authority) from the jurisdiction in which each such Buyer was organized;

(h)    Buyers shall have delivered to Sellers a certificate of officers of each Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or board of managers, as applicable, of such Buyer authorizing the execution, delivery and performance of this Agreement and the other transaction documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(i)    Buyers shall have delivered to Sellers the Transition Services Agreement and the Escrow Agreement, each as duly executed by Buyers; and

(j)    Buyers shall deliver the Estimated Purchase Price to Sellers in accordance with Section 2.2.

7.3        Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.1.

Article VIII
INDEMNIFICATION

8.1       Survival of Representations, Warranties, and Covenants.

(a)    All of the representations and warranties contained in Articles III,  IV, and V shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter; provided that:

(i)    (A) the representations and warranties of Sellers contained in Sections 3.2  (Authorization of Transaction), 3.4  (Brokers’ Fees), 3.5  (Ownership of Securities), 5.1  (Organization, Qualification, Corporate Power and Authorization), 5.2  (Capitalization), 5.4  (Brokers’ Fees), and 5.6  (Subsidiaries) shall survive the Closing and continue in full force and effect indefinitely; (B) the representations and warranties of Sellers contained in Section 5.13  (Taxes) shall survive the Closing and continue in full force and effect until the date that is forty-five (45) days following the expiration of the statute of limitations applicable to the subject matter thereof (all of the representations and warranties set forth in clauses (A) and (B) are collectively referred to herein as the “Sellers’ Fundamental Representations and Warranties”); and (C) the representations and warranties of Sellers contained in Section 5.12  (Environmental Matters) shall survive the Closing and continue in full force and effect until the date that is five (5) years from the Closing Date; and

(ii)    the representations and warranties of Buyers contained in Sections 4.2  (Authorization of Transaction) and 4.4  (Brokers’ Fees) shall survive the Closing and continue in full force and effect indefinitely.

(b)    Except as otherwise specifically provided in this Agreement, all covenants and agreements contained in this Agreement to be performed before or at the Closing shall not survive the Closing and all covenants and agreements contained in this Agreement to be performed after the Closing shall survive the Closing in accordance with their respective terms.

(c)    No Claim for Indemnification or other claim may be brought in respect of a breach of any representation, warranty, covenant, or agreement contained in this Agreement after the expiration of the survival period applicable to such representation, warranty, covenant, or agreement as set forth in this Section 8.1.

8.2       Indemnification by Sellers.  From and after the Closing and subject to the limitations set forth in this Article VIII, Sellers shall, jointly and severally, indemnify Buyers and each of their respective Affiliates (which shall include, following the Closing, each of the Acquired Companies) and each of their respective directors, managers, officers, employees, successors, and assigns (collectively, the “Buyer Indemnitees”) in respect of any and all claims, losses, damages, liabilities, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs, and expenses of whatever kind (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or resulting from:

(a)    a breach of any representation or warranty of Sellers contained in Articles III or V; or

(b)    a breach of any covenant or agreement of Sellers contained in this Agreement.

8.3       Indemnification by Buyers.  From and after the Closing and subject to the limitations set forth in this Article VIII, Buyers, jointly and severally, shall indemnify Sellers and their Affiliates and each of their respective directors, managers, officers, employees, successors, and assigns (collectively, the “Seller Indemnitees”) in respect of any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or resulting from:

(a)    a breach of any representation or warranty of Buyers contained in Article IV; or

(b)    a breach of any covenant or agreement of Buyers contained in this Agreement.

8.4        Matters Involving Third Party Claims.

(a)    If any third party shall notify a Party (the “Indemnified Party”) with respect to a Third Party Claim that may give rise to a Claim for Indemnification against the other Party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party shall promptly provide a Claim for Indemnification to the Indemnifying Party.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to any such Third Party Claim.

(b)    The Indemnifying Party shall have the right (but not the obligation), upon written notice to the Indemnified Party delivered no later than fifteen (15) days after receipt by the Indemnifying Party of the Claim for Indemnification, to assume the conduct and control, through counsel of its choice reasonably satisfactory to the Indemnified Party, and at the expense of the Indemnifying Party, of the settlement or defense of the Third Party Claim.  The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in connection therewith and the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party; provided that the fees and expenses of such counsel shall be borne solely by the Indemnified Party.

So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle such Third Party Claim.  If the Indemnifying Party does not notify the Indemnified Party in writing within fifteen (15) days after receipt of the Claim for Indemnification that it elects to undertake the defense of the Third Party Claim or fails to defend in good faith such Third-Party Claim, then the Indemnified Party shall have the right to defend, contest, settle, or compromise such Third Party Claim but shall not thereby waive any right to seek indemnity therefor pursuant to this Article VIII.  Any settlement or compromise of any Third Party Claim by the Indemnifying Party shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided that no such consent shall be required for any such settlement or compromise that (i) is exclusively monetary and will be paid by the Indemnifying Party (rather than the Indemnified Party), (ii) does not contain an admission of liability on the part of any Indemnified Party, and (iii) will not have an adverse impact on Buyers’ ability to operate the business of the Acquired Companies in the ordinary course of business consistent with past practice.

(c)    The Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and Buyers and Sellers (or a duly authorized representative of such Party) shall (and Buyers shall cause the Acquired Companies to) furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

8.5       Matters not Involving Third Party Claims.  An Indemnified Party may make a claim for any matter that does not involve a Third Party Claim in any amount to which it may be entitled under this Article VIII by providing a Claim for Indemnification against the Indemnifying Party promptly after the Indemnified Party has notice of any Losses that may give rise to a Claim for Indemnification.  The Indemnifying Party shall have thirty (30) days to object to the Claim for Indemnification by delivery of a written notice of such objection to the Indemnified Party.  If an objection is delivered by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of thirty (30) Business Days from the date the Indemnified Party receives such objection prior to commencing any Proceeding with respect to such Claim for Indemnification.

8.6        Limitations on Indemnification.

(a)    Notwithstanding anything to the contrary in this Agreement, the right of Buyer Indemnitees to indemnification in respect of Losses under Section 8.2 shall be subject to the following limitations:

(i)    Sellers shall have no liability to the Buyer Indemnitees pursuant to Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $216,250 (the “Deductible Amount”), in which case Buyer Indemnitees shall have the right to seek indemnification for Losses in excess of, but not including, the Deductible Amount; provided,  however, that the limitation set forth in this Section 8.6(a)(i) shall not apply to Losses arising out of or resulting from a breach of Sellers’ Fundamental Representations and Warranties; and

(ii)    in no event shall Sellers’ aggregate liability pursuant to Section 8.2(a) exceed $10,000,000; provided,  however, that the limitation set forth in this Section 8.6(a)(ii) shall not apply to Losses arising out of or resulting from a breach of Sellers’ Fundamental Representations and Warranties.

(b)    The amount of any and all Losses shall be determined net of (i) any amounts actually recovered by the Buyer Indemnitees or the Seller Indemnitees, as applicable, under insurance policies or from other collateral sources (such as contribution agreements or contractual indemnities of any Person that are contained outside of this Agreement) with respect to such Losses and (ii) any Tax Benefits actually realized by the Buyer Indemnitees or the Seller Indemnitees, as applicable, with respect to such Losses.  If an Indemnified Party receives a Tax Benefit or recovers any amount under insurance policies or from other collateral sources after an indemnification payment is made to him, her, or it pursuant to this Article VIII, the Indemnified Party shall promptly pay to the Indemnifying Party that made such indemnification payment the amount of such Tax Benefit or recovered amount; provided that in no event shall the amount of such payment to the Indemnifying Party exceed the amount of such indemnification payment.  The determination of any Losses pursuant to this subsection (b) shall reflect any increase in costs or liabilities associated with any mitigating actions taken under insurance policies.

(c)    If any Losses result from any matter that resulted in a reduction in the Final Working Capital as determined pursuant to Section 2.4, then Buyer Indemnitees’ recovery under Section 8.2 in respect of such Losses shall be reduced by the amount of such reduction in the Final Working Capital.

Notwithstanding anything to the contrary in this Agreement, in exchange for the retention of the deposits set forth on Section 1.1 of the Disclosure Schedule, Buyers hereby agree to assume any repairs required to be performed by the tenant under the Lease Agreement between GP East LLC, as lessor, and Braden Manufacturing, L.L.C., as lessee, dated as of December 22, 2016, as memorialized by a certain Memorandum of Lease dated December 22, 2016 and recorded on December 28, 2016 in Book 56530, Page 360 with the Worchester County Register, including, without limitation, the Initial Roof Repairs and the Future Roof Repairs, as such terms are defined therein.  For the avoidance of doubt, it is understood and agreed that the Buyer Indemnitees shall not have any right to indemnification in respect of such repairs.

8.7        Special Indemnification by Sellers.  Notwithstanding any other provision of this Article VIII (including for certainty that the limitations in Section 8.6(a) shall not apply to the following), Sellers shall, jointly and severally, indemnify the Buyer Indemnitees in respect of any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or resulting from:

(a)    any liquidated damages for which Braden USA is or may become liable in respect of any act or omission on or prior to the Closing Date;

(b)    any and all Taxes of the Acquired Companies for all Pre-Closing Taxable Periods; or

(c)    any of the matters set forth on Section 8.7 of the Disclosure Schedule.

8.8        Exclusive Remedy; Waiver of Certain Damages.  Except (a) in the case where a Party seeks to obtain specific performance pursuant to Section 6.16 or Section 10.11, (b) for the Purchase Price adjustment procedures set forth in Section 2.4, and (c) for claims arising out of fraud, from and after the Closing the rights of the Parties to indemnification pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy for the Parties, and each Party waives all other remedies with respect to any matter in any way arising from or relating to this Agreement or its subject matter, including the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, loss of future revenue or income, loss of reputation or opportunity, loss of goodwill, diminution in value, or other damages based on any type of multiple, whether based in contract, tort, strict liability, or otherwise; provided,  however, that this sentence shall not limit a Party’s right to recover under this Article VIII for any such Losses to the extent that such Party is required to pay such Losses to a third party in connection with a matter for which such Party is otherwise entitled to indemnification pursuant to this Article VIII.

8.9        Mitigation.  Subject to the provisions of this Article VIII, Buyers shall (and shall cause the other Buyer Indemnitees to), and Sellers shall (and shall cause the other Seller Indemnitees to), use commercially reasonable efforts to mitigate all Losses, including using commercially reasonable efforts to seek recovery under any insurance policies that may be applicable to any Losses; provided that such Indemnified Party shall nevertheless be entitled to bring a Claim for Indemnification under this Article VIII in respect of such Losses.

8.10       Adjustments to Purchase Price.  All indemnification payments under this Article VIII shall be deemed adjustments to the Purchase Price for all Tax purposes.

Article IX
TERMINATION

9.1       Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a)    Buyers and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)    Buyers or Sellers may terminate this Agreement if the Closing shall not have occurred on or prior to October 31, 2017 (the “Termination Date”), and the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement in any manner that shall have contributed to or resulted in the failure of the Closing to occur on or prior to the Termination Date;

(c)    Buyers may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing in the event (i) any Seller has breached any representation, warranty, covenant, or agreement contained in this Agreement in any material respect, which breach would cause any of the conditions set forth in Sections 7.1(a) or (b) not to be satisfied and (ii) Buyers have notified Sellers of such breach in writing and such breach is incapable of cure, or, if such breach is capable of cure, the breach has continued without cure for a period of five (5) Business Days after the notice of breach; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to Buyers if any Buyer is then in material breach of any of its representations, warranties, covenants, or agreements contained in this Agreement;

(d)    Sellers may terminate this Agreement by giving written notice to Buyers at any time prior to the Closing in the event (i) any Buyer has breached any representation, warranty, covenant, or agreement contained in this Agreement in any material respect, which breach would cause any of the conditions set forth in Sections 7.2(a) or (b) not to be satisfied and (ii) Sellers has notified Buyers of such breach in writing and such breach is incapable of cure, or, if such breach is capable of cure, the breach has continued without cure for a period of five (5) Business Days after the notice of breach; provided that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to Sellers if any Seller is then in material breach of any of its representations, warranties, covenants, or agreements contained in this Agreement; and

(e)    Buyers or Sellers may terminate this Agreement in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Decree restraining or enjoining the transactions contemplated by this Agreement, and such Decree shall have become final and non-appealable.

9.2       Effect of Termination.  If either Party terminates this Agreement in accordance with Section 9.1, this Agreement shall thereupon become void and of no further force or effect, and there shall be no liability or obligation on the part of the Parties or any of their respective Affiliates, except:  (a) for Article I  (Definitions), Section 6.7  (Expenses), Section 6.8  (Confidentiality), Section 6.9  (No Public Announcement), this Section 9.2  (Effect of Termination), and Article X  (Miscellaneous), each of which provisions shall survive such termination and remain valid and binding obligations of the Parties; and (b) with respect to any liabilities or damages incurred or suffered by a Party as a result of (i) the failure of the other Party to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder, (ii) the willful failure of the other Party to fulfill a condition to the performance of the obligations of such Party, or (iii) the willful failure of the other Party to perform a covenant or agreement hereunder applicable to it.

Article X
MISCELLANEOUS

10.1       No Third Party Beneficiaries.  Except for the provisions of Section 6.10, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.2       Entire Agreement.  This Agreement, the Transition Services Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, the Transition Services Agreement and the Confidentiality Agreement, and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement, the Transition Services Agreement or the Confidentiality Agreement.

10.3       Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party; provided that any Seller may assign or otherwise grant a security interest in all of its rights and interests hereunder to its lenders.

10.4       Counterparts; Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A manual signature on this Agreement, an image of which shall have been transmitted electronically, shall constitute an original signature for all purposes.  The delivery of copies of this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement for all purposes.

10.5       Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6       Notices.  All notices, requests, demands, claims, and other communications under this Agreement shall be in writing and shall be deemed duly given when (a) delivered personally, (b) sent by electronic mail (with confirmation receipt), (c) three (3) Business Days after sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after being sent by a nationally recognized overnight delivery service (receipt requested), in each case, to the appropriate addresses set forth below:

If to Sellers, to Sellers at:

Global Power Equipment Group Inc.
400 E. Las Colinas Boulevard, Suite No. 400
Irving, Texas 75039
Attn: President; Secretary
Email: tpagliara@globalpower.com; cwheelock@globalpower.com

With a copy (which shall not constitute notice) to:

Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, New York 10017
Attn: Stuart Welburn
Email: Stuart.Welburn@ThompsonHine.com

If to Buyers, to Buyers at:

4000 – 4th Street S.E.
Suite 222
Calgary, Alberta T2G 2W3
Attn: President
Email: harry.wong@innova-gl.com

With a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
4300, 888 – 3rd Street S.W.
Calgary, Alberta, Canada T2P 5C5
Attn: Leland P. Corbett
Email: lcorbett@stikeman.com

Either Party may change the address to which communications under this Agreement are to be delivered by giving the other Party notice in the manner set forth in this Section 10.6.

10.7       Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in a writing referring to this Agreement signed by Buyers and Seller.  No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

10.8       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.9      Construction.  Any reference to any federal, state, local, or foreign Law or Decree shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” (and variations thereof) shall mean “including, without limitation.”  All accounting terms used in this Agreement shall have the meanings given to them in accordance with GAAP.  Unless otherwise specified, all monetary amounts set forth in this Agreement are in U.S. Dollars and the conversion rates for any currency amounts that are not denominated in U.S. dollars shall be based on the exchange rate as of the opening of business on the Closing Date as published by Wells Fargo Bank, NA.  All words used in this Agreement will be construed to be of such gender or singular or plural as the circumstances require.  All references to “Article” or “Section” shall be deemed to refer to the provisions of this Agreement unless otherwise expressly provided.  The words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular article, section, subsection, clause, or other subdivision of this Agreement, unless the context otherwise requires.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

10.10     Incorporation of Exhibits and Schedules.  The Exhibits and Disclosure Schedule identified in this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.

10.11     Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled, in addition to any other remedy at law or in equity, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each Party hereby waives any requirement for securing or posting of any bond in connection with such remedy.

10.12     Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.13     Submission to Jurisdiction; Waiver of Jury Trial.

(a)    Any Proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal and state courts located in the State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any Proceeding.  Service of process, summons, notice, or other document by mail to such Party’s address set forth herein shall be effective service of process for any Proceeding brought in any such court.  The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13(b).

10.14    Disclosure Schedule.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) or such items are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute, claim, or controversy as to whether any obligation, item, or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.  Any item of information, matter, or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Change,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, or (c) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter.  The inclusion of any item or matter in any part of the Disclosure Schedule with respect to a representation and warranty shall also be deemed to be an inclusion for the purposes of any other representation and warranty to which it is reasonably apparent that such item or matter relates.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Securities Purchase Agreement to be duly executed as of the date first above written.

SELLERS:

Global Power Equipment Group Inc.

By:	/s/ Tracy D. Pagliara
Name: Tracy D. Pagliara
Title: Co-President and Co-Chief Executive Officer

BRADEN HOLDINGS, LLC

By:	/s/ Erin Gonzalez
Name: Erin Gonzalez
Title: President and Treasurer

GPEG C.V.

By:	/s/ Erin Gonzalez
Name: Erin Gonzalez
Title: President and Treasurer; Manager

BUYERS:

INNOVA GLOBAL EUROPE B.V.

By:	/s/ Harold Wong
Name: Harold Wong
Title: Managing Director

INNOVA GLOBAL INC.

By:	/s/ Harold Wong
Name: Harold Wong
Title: President and Chief Executive Officer

INNOVA GLOBAL OPERATING LTD.

By:	/s/ Harold Wong
Name: Harold Wong
Title: President and Chief Executive Officer

1938247 ALBERTA LTD.

By:	/s/ Harold Wong
Name: Harold Wong
Title: President and Chief Executive Officer

SCHEDULE I

SELLERS; SECURITIES

Seller	Acquired Company	Number of Securities Held by Such Seller

Global Power Equipment Group Inc.	Braden Manufacturing, L.L.C.	100 membership units

Global Power Equipment Group Inc.	Global Power Equipment Group (Hong Kong) Limited	1,000 ordinary shares

GPEG C.V.	Global Power Netherlands BV	100% of the equity interests

Global Power Equipment Group Inc.	GPEG Mexico Distributing, SA de CV	1 common share, Class “I”

Braden Holdings, LLC	GPEG Mexico Distributing, SA de CV	49,999 common shares, Class “I”

Global Power Equipment Group Inc.	Global Power Technical Services, Inc.	1 share of common stock

SCHEDULE II

SECURITIES TO BE PURCHASED BY EACH BUYER

Buyer	Acquired Company	Seller

Innova Global Inc.	Braden Manufacturing, L.L.C.	Global Power Equipment Group Inc.

Innova Global Operating Ltd.	Global Power Equipment Group (Hong Kong) Limited	Global Power Equipment Group Inc.

Innova Global Europe B.V.	Global Power Netherlands BV	GPEG C.V.

Innova Global Operating Ltd.	GPEG Mexico Distributing, SA de CV	Global Power Equipment Group Inc.

1938247 Alberta Ltd.	GPEG Mexico Distributing, SA de CV	Braden Holdings, LLC

Innova Global Operating Ltd.	Global Power Technical Services, Inc.	Global Power Equipment Group Inc.